UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MEADE INSTRUMENTS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

June 15, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Meade Instruments Corp. (“Meade” or the “Company”) to be held on July 12, 2007. We sincerely hope you will be able to attend the meeting, which will be held at the Company’s Headquarters at 6001 Oak Canyon, Irvine, CA 92618, beginning at 10:00 a.m., local time.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement.

The members of the Board of Directors and management look forward to personally greeting as many stockholders as possible at the Annual Meeting. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.

Although you presently may plan to attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card. If you do attend the Annual Meeting and wish to vote in person, you may revoke your proxy at that time.

Sincerely,

Steven L. Muellner
Chief Executive Officer and President

MEADE INSTRUMENTS CORP.
6001 Oak Canyon
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on July 12, 2007

The Annual Meeting of Stockholders of Meade Instruments Corp., a Delaware corporation (“Meade” or the “Company”), will be held at the Company’s Headquarters at 6001 Oak Canyon, Irvine, CA 92618, beginning at 10:00 a.m., local time, on Thursday, July 12, 2007 for the following purposes:

(1) To elect Steven L. Muellner, Paul D. Sonkin, Steven G. Murdock, Harry L. Casari, Frederick H. Schneider, Jr., Timothy C. McQuay, and James M. Chadwick to the Board of Directors for a one-year term expiring at the 2008 Annual Meeting of Stockholders;

(2) To ratify the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for fiscal 2008; and

(3) To transact such other business as may properly come before the Annual Meeting and at any adjournment thereof.

Shares represented by properly executed proxies will be voted in accordance with the specifications therein. It is the intention of the Board of Directors that shares represented by proxies, which are not limited to the contrary, will be voted for the election of the directors named in the attached Proxy Statement.

The Board of Directors has fixed the close of business on May 21, 2007 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at the office of the Secretary of the Company, at 6001 Oak Canyon, Irvine, California 92618, during the ten-day period preceding the Annual Meeting.

By Order of the Board of Directors

Paul E. Ross
Senior Vice President—Finance and
Chief Financial Officer
Irvine, California
June 15, 2007

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWNED ON THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

MEADE INSTRUMENTS CORP.
6001 Oak Canyon
Irvine, California 92618

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

1.                 Q:   Why am I receiving this Proxy Statement and the other enclosed materials?

A:     The accompanying proxy is being solicited by the Board of Directors (the “Board”) of Meade Instruments Corp. (“Meade” or the “Company”) for use at the Company’s Annual Meeting of Stockholders to be held on July 12, 2007, at 10:00 a.m. local time, at the Company’s Headquarters at 6001 Oak Canyon, Irvine, CA 92618, and at any adjournment thereof. A proxy is a legal designation of another person to vote the stock you own. This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about June 15, 2007.

2.                 Q:   Who is entitled to vote at the Annual Meeting?

A:     The Board set May 21, 2007 as the record date for the Annual Meeting. All stockholders who owned Meade Common Stock at the close of business on May 21, 2007 are entitled to vote. On May 21, 2007, there were 20,204,729 shares of Meade Common Stock outstanding.

3.                 Q:   What proposals will be voted on at the Annual Meeting?

A:   (1)           The election of Steven L. Muellner, Paul D. Sonkin, Steven G. Murdock, Harry L. Casari, Frederick H. Schneider, Jr., Timothy C. McQuay, and James M. Chadwick to the Board of Directors for a one-year term expiring at the 2008 Annual Meeting of Stockholders;

(2)          The ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm; and

(3)          The transaction of such other business as may properly come before the Annual Meeting and at any adjournment thereof.

4.                 Q:   How does the Board recommend I vote my shares?

A:     The Board recommends that you vote your shares “FOR” the nominees to the Board of Directors and “FOR” the appointment of the independent registered public accounting firm.

5.              Q:   How are votes counted?

A:     In the election of directors, you may vote “FOR” each nominee or your vote may be “WITHHELD” with respect to each nominee. The results of votes cast by proxy are tabulated and certified by our transfer agent, U.S. Stock Transfer Corporation. Then, votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the Annual Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a “quorum,” that is, a majority of the holders of the outstanding shares entitled to vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

6.                 Q.   How will my proxy be voted?

A.     If your proxy in the accompanying form is properly executed, returned to and received by us prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on one or more of the proposals, the shares for which you have given your proxy will, in the absence of your instructions, be voted “FOR” the nominees named in the proxy.

7.                 Q:   What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

A:     Those terms refer to the following. You are a:

“Stockholder of record” if your shares are registered directly in your name with our transfer agent, U.S. Stock Transfer Corporation. You are considered, with respect to those shares, to be the stockholder of record, and these proxy materials have been sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

“Beneficial owner” if your shares are held in a stock brokerage account, including an Individual Retirement Account, or by a bank or other nominee. You are considered to be the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares (your broker or nominee has enclosed a voting instruction card for you to use) and you are invited to attend the Annual Meeting.

8.                 Q:   What are “broker non-votes”?

A:     If you are a beneficial owner and you do not provide the stockholder of record with voting instructions for a particular proposal, your shares may constitute “broker non-votes” with respect to that proposal. Brokers that hold shares of the Company’s Common Stock for a beneficial owner typically have authority to vote for on “routine” proposals when they have not received instructions from the beneficial owner in advance of the Annual Meeting. “Broker non-votes” are shares held by a broker or nominee with respect to which the broker or nominee does not have discretionary power to vote on a particular proposal or with respect to which instructions were never received from the beneficial owner. Shares which constitute broker non-votes with respect to a particular proposal will not be considered present and entitled to vote on that proposal at the Annual Meeting, even though the same shares will be considered present for quorum purposes and may be entitled to vote on other proposals.

9.                 Q:   How do I vote?

A:     You can vote either by completing, signing and dating the proxy card you received with this Proxy Statement and returning it in the envelope provided or, by attending the Annual Meeting and voting in person if you are a stockholder of record. If you are a beneficial owner of your shares, then you must bring to the Annual Meeting a copy of a brokerage statement reflecting your stock ownership as of May 21, 2007. Regardless of how you own your shares, you must also bring appropriate positive identification, in order to vote at the Annual Meeting.

Once you have submitted your proxy card, you have the right to revoke your proxy at any time before it is voted by:

(1)         Notifying the Corporate Secretary in writing at 6001 Oak Canyon, Irvine, California 92618, the principal executive office of the Company;

(2)         Returning a later-dated proxy card; or

(3)         Attending the Annual Meeting and voting in person (upon showing proper evidence of your ownership of your shares).

10.          Q:   What is the voting requirement to approve the proposal?

A:     In order to hold a valid meeting, a quorum must be present or represented by proxy at the Annual Meeting. As explained above, abstentions and broker non-votes will be counted as present for quorum purposes. Once a quorum is established, each proposal has specific voting requirements.

For the purpose of electing the directors, you may give each candidate one vote for each share you hold. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. Votes cast against a candidate or votes withheld will have no legal effect. Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated on the accompanying proxy card. Stockholders do not have the right to cumulate votes in the election of directors.

11.          Q:   What happens if additional matters (other than the proposals described in this Proxy Statement) are presented at the Annual Meeting?

A:     The Board is not presently aware of any additional matters to be presented for a vote at the Annual Meeting; however, if any additional matters are properly presented at the Annual Meeting, your signed proxy card gives authority to Paul E. Ross, or if Mr. Ross becomes unavailable, to an alternate to be determined by the Board, to act as the proxy designated for the Annual Meeting, to vote on those matters in his discretion.

12.          Q:   Who pays for the cost of soliciting proxies?

A:     The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. The Company also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the authorized number of directors of the Company shall not be less than three nor more than fifteen, with the exact number of directors to be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the directors then in office. The authorized number of directors of the Company is currently set at seven directors. Each nominee will be elected to serve until his term has expired and until his successor has been duly elected and qualified. All of the directors were previously elected to their present terms of office by the stockholders of the Company with the exception of: Frederick H. Schneider, Jr., who was appointed by the Board in August 2004; Steven L. Muellner, who was appointed by the Board in May 2006 in connection with his employment as the Company’s new President and Chief Executive Officer; James M. Chadwick, who was appointed to the Board in June 2006 in connection with a settlement agreement (the “Settlement Agreement”) that the Company entered into with certain of its stockholders (as described below); and Paul D. Sonkin, who with Mr. Chadwick, was appointed to the Board in June 2006 in connection with the Settlement Agreement. At the 2007 Annual Meeting of Stockholders, all current directors have been nominated for reelection to the Board of Directors, each for a one-year term or until election and qualification of their successors.

The accompanying proxy solicited by the Board of Directors will be voted for the election of the nominees named below, each for a one-year term or until election and qualification of their successors, unless the proxy card is marked to withhold authority to vote for such nominees.

Nominees for the Board of Directors

Set forth below is information regarding the nominees to the Board of Directors. Ages shown are as of June 1, 2007.

Name	Position(s) with the Company	Age	First Elected/Appointed as a Director
Harry L. Casari(1)(2)	Chairman of the Board and Director	70	1997
Paul D. Sonkin(2)	Chairman of the Compensation Committee and Director	39	2006
Timothy C. McQuay(2)(3)	Chairman of the Nominating and Governance Committee and Director	55	1997
James M. Chadwick(1)(3)	Director	34	2006
Frederick H. Schneider, Jr.(1)	Chairman of the Audit Committee and Director	51	2004
Steven G. Murdock(3)	Director, Former President and Chief Executive Officer	55	1996
Steven L. Muellner	Director, President and Chief Executive Officer	56	2006

1.                 Member of the Audit Committee

2.                 Member of the Compensation Committee

3.                 Member of the Nominating and Governance Committee

BUSINESS EXPERIENCE OF NOMINEES FOR REELECTION TO THE BOARD OF DIRECTORS

Name	Business Experience and Directorships
Steven G. Murdock

Steven G. Murdock served as the Company’s Chief Executive Officer from June 2003 to May 2006 and as its President and Chief Operating Officer from October 1990 to June 2003. Since May 2006, Mr. Murdock has served the Company as a director and as a consultant and is a private investor. From May 1980 to October 1990, Mr. Murdock served as the Company’s Vice President of Optics. From November 1968 to May 1980, Mr. Murdock worked as the optical manager for Coulter Optical, Inc., an optics manufacturer. Mr. Murdock received a BS degree in business administration from California State University at Northridge.

Harry L. Casari

Harry L. Casari was named Chairman of the Board of the Company as of June 1, 2003. Mr. Casari is currently a private investor. He worked as a Certified Public Accountant for Ernst & Young LLP from 1969 until 1994 when he retired as a Partner. Mr. Casari received a BS degree in business administration from the University of Denver. He serves as a member of the Board of Directors of Cohu, Inc., Orange 21, Inc., and Catcher Holdings, Inc.

Paul D. Sonkin

Paul D. Sonkin has served as the Chief Investment Officer to Hummingbird Value Fund, L.P., a Delaware limited partnership, since its inception in December 1999, to Hummingbird Microcap Value Fund, LP, since its inception in March 2002, to Hummingbird Concentrated Fund, LP, since its inception in January 2004, and to Tarsier Nanocap Value Fund, LP, since its inception in June 2005. Since January 1998, Mr. Sonkin has served as an adjunct professor at Columbia University Graduate School of Business, where he teaches courses on securities analysis and value investing. From May 1998 to May 1999, Mr. Sonkin was a senior analyst at First Manhattan & Co., a firm that specializes in mid and large cap value investing. From May 1995 to May 1998 Mr. Sonkin was an analyst and portfolio manager at Royce & Associates, which practices small and micro cap value investing. Mr. Sonkin is a member of the Board of Directors of CP Spares & Logistics, Inc. Mr. Sonkin received an MBA from Columbia University and a BA degree in Economics from Adelphi University.

Timothy C. McQuay

Timothy C. McQuay has been a Managing Director—Investment Banking at A.G. Edwards & Sons, Inc. since August 1997. From May 1995 to August 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co. and from October 1994 to August 1997 he also served as Managing Director of Corporate Finance. From May 1993 to October 1994, Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a New York Stock Exchange listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay served as Managing Director of Merchant Banking with Union Bank. Mr. McQuay received an AB degree in economics from Princeton University and a MBA degree in finance from the University of California at Los Angeles. He serves as a member of the Board of Directors of Keystone Automotive Industries, Inc.

Frederick H. Schneider, Jr.

Frederick H. Schneider, Jr. has served as the Chief Financial Officer of Skechers USA, Inc. since January 2006. From July 2004 to January 2006, Mr. Schneider served as Senior Managing Director of Pasadena Capital Partners, LLC, a private equity investment firm. Prior to working at Pasadena Capital Partners, LLC, Mr. Schneider was an independent private equity investor and consultant. From September 1994 to January 1998, he served as Chief Financial Officer and Principal of Leonard Green & Partners, L.P., a merchant banking firm. From June 1978 to September 1994, he was employed by KPMG Peat Marwick, including five years as an Audit and Due Diligence Partner. Mr. Schneider received a BA degree in accounting and management from Ambassador College. He serves as a member of the Board of Directors of Sport Chalet, Inc.

James M. Chadwick

James M. Chadwick founded Monarch Activist Partners LP, a Delaware limited partnership, and has been its managing partner since its formation in January 2006. From January 2003 to June 2005, Mr. Chadwick was the managing member of Pacific Coast Investment Partners, LLC, a hedge fund specializing in shareholder activism. From April 1999 to October 2002, Mr. Chadwick served as an analyst for Relational Investors, LLC, a registered investment advisor. Mr. Chadwick is a Director of AirNet Systems, Inc., an American Stock Exchange listed specialty air carrier company for time-sensitive deliveries. Mr. Chadwick graduated with a BA in History from the University of California Los Angeles.

Steven L. Muellner

Steven L. Muellner has been the Company’s President, Chief Executive Officer and a member of the Board since May 8, 2006. From December 2004 until April 2006, Mr. Muellner was a private investor. From August 1998 to December 2004, Mr. Muellner served as President of Variflex, Inc., an outdoor sports products supplier. From July 1996 to May 1998, Mr. Muellner was President and Co-Chief Executive Officer of Applause Enterprises, a distributor of children’s toys and licensed merchandise. From 1995 to 1996, Mr. Muellner served as executive vice president of sales and marketing at Caradon Doors and Windows, a leading provider of custom doors and windows. From 1987 to 1994, Mr. Muellner served in various capacities, including, president, vice president of sales and marketing and vice president of marketing at LouverDrape, Inc., a distributor of window coverings, and from 1983 to 1987, Mr. Muellner served in various capacities including product manager at Frito-Lay, Inc. Mr. Muellner received his Masters degree in business administration from Cornell University and BS from the University of Minnesota in Minneapolis.

The Board of Directors has determined that each of the directors, other than Steven G. Murdock, the Company’s former President, Chief Executive Officer and Secretary, and Steven L. Muellner, the Company’s current President and Chief Executive Officer, is “independent” under the applicable rules of NASDAQ Global Select Market listing standards for the Company’s fiscal year ending February 28, 2007 (“Fiscal 2007”).

Legal Proceedings Involving Certain Directors

The following purported shareholder derivative action has been filed challenging conduct by certain of the Company’s current and former board members and officers in connection with various stock option grants:

In re Meade Instruments Corp. Derivative Litigation, No. 06 CC 205, Superior Court of the State of California for the County of Orange, filed October 6, 2006. On November 22, 2006, the court consolidated under the above caption two state derivative actions: (i) Barclay v. Diebel, et al., No. 06 CC 205, Superior Court of the State of California for the County of Orange, filed October 6, 2006 and (ii) Bryant v. Diebel, et al., No. 06 CC 206, Superior Court of the State of California for the County of Orange, filed October 6, 2006. The plaintiffs filed a consolidated complaint on December 22, 2006, and the defendants filed demurrers to the complaint on February 5, 2007. Under the current scheduling order, the plaintiffs are expected to file their opposition to the demurrers by June 22, 2007. The consolidated complaint asserts causes of action for breach of fiduciary duty, accounting, abuse of control, gross mismanagement, constructive trust, corporate waste, rescission, unjust enrichment, and violation of California Corporations Code in connection with the Company’s option granting practices. On May 23, 2007, the parties in both this action and the class action discussed below participated in a mediation. As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an amount to cover plaintiffs’ attorneys fees. The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance. The parties are in the process of finalizing their settlement agreements. These settlements are conditioned upon court approval.

The following putative federal securities class action has also been filed challenging conduct by the Company and certain of its current and former board members and officers in connection with various stock option grants:

Grecian v. Meade Instruments Corp., et al., No. SA CV 06 908 AG (JTLx), United States District Court for the Central District of California, filed September 27, 2006. On January 8, 2007, the court granted the named plaintiffs’ motion to be appointed lead plaintiffs. On February 22, 2007, the plaintiffs filed their second amended complaint, which asserts claims for violations of Section 10(b), 14(a) and 20(a) of the Securities Exchange Act in connection with the Company’s option granting practices. Under the current scheduling order, the plaintiffs can file a third amended complaint by June 1, 2007. The defendants do not believe that the third amended complaint will differ materially from its predecessor. The defendants’ motion to dismiss the third amended complaint will be due on July 16, 2007. On May 23, 2007, the parties in both this action and the derivative action discussed above participated in a mediation. As a result of this mediation, the parties in both actions reached a preliminary settlement understanding, which includes corporate governance reforms and an award to the class, from which plaintiffs’ attorneys fees and administrative costs would be paid. The Company anticipates that the monetary portion of the proposed settlement will be covered by the Company’s director and officer liability insurance. The parties are in the process of finalizing their settlement agreements. These settlements are conditioned upon court approval.

On June 13, 2006, the Company entered into a Settlement Agreement with certain stockholders of the Company. Pursuant to the Settlement Agreement, the Company agreed to, among other matters, (i) appoint Mr. Sonkin and Mr. Chadwick as members of the Board of Directors, (ii) nominate Mr. Sonkin as a candidate for director at the 2006 Annual Meeting; and (iii) nominate for election as directors any existing directors whose terms were scheduled to expire at the 2007 Annual Meeting, including Mr. Sonkin or Mr. Chadwick, or in the event that Mr. Sonkin or Mr. Chadwick declined to stand for reelection to nominate replacement candidates designated by Hummingbird Management, LLC, or Chadwick Capital Management, LLC, respectively; provided that the majority of the Board of Directors or the majority of the Nominating Committee of the Board of Directors approve the nomination of the replacement candidate, which approval shall not be unreasonably withheld. Subject to the terms of the Settlement

Agreement, if any of the nominees should become unavailable for election to the Board of Directors, the proxy holders or their substitutes shall be entitled to vote for a substitute to be designated by the Board of Directors. Alternatively, the Board of Directors may reduce the number of directors. The Board of Directors has no reason to believe that it will be necessary to designate a substitute nominee or reduce the number of directors.

Director Compensation—Fiscal 2007

Directors who are also employees of the Company are reimbursed for expenses incurred in attending meetings of the Board but do not otherwise receive compensation for serving as directors of the Company. The compensation paid to any director who was also one of our employees during fiscal 2007 is presented below in the Summary Compensation Table—Fiscal 2007 and the related explanatory tables. Such employee-directors are generally not entitled to receive additional compensation for their services as directors. Each director who is not an employee of the Company (referred to herein as “Non-Employee Directors”) is entitled to receive compensation consisting of an annual retainer, fees for committee chairmanship and annual option awards as set forth below.

Annual Retainer and Chairmanship Fees

The following table sets forth the schedule of annual retainers and Chairmanship fees for each Non-Employee Director in effect during Fiscal 2007:

Type of Fee	Dollar Amount
Annual Board Retainer	$30,000
Additional Annual Fee to Chair of Audit Committee	$1,500
Additional Annual Fee to Chair of Compensation Committee	$1,500
Additional Annual Fee to Chair Nomination and Governance Committee	$1,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors and attending meetings.

Equity Awards to Non-Employee Directors

The Company’s 1997 Stock Incentive Plan provides for the automatic granting of stock options to Non-Employee Directors. Each time a new Non-Employee Director is elected, an option to purchase 5,000 shares of Common Stock is automatically granted to such Non-Employee Director at the then fair market value of the Common Stock. In addition, Non-Employee Directors receive an additional grant of 5,000 options on the date of each Annual Meeting of Stockholders after which such director will continue in office, provided that any new Non-Employee Director will only receive one automatic grant during the year in which such director is elected. All options granted to Non-Employee Directors are non-qualified stock options and vest ratably over the three-year period following the date of the grant. The option exercise price is the fair market value or closing price of the Company’s Common Stock as of the date of grant. The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased under an option at the same rate as of the Company’s other stockholders.

The following table presents information regarding the compensation paid during Fiscal 2007 to Non-Employee Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)(4)		All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)
Harry L. Casari	31,500	—	8,124		—	39,624
Timothy C. McQuay	31,500	—	8,124		—	39,624
Paul D. Sonkin(1)	23,022	—	1,372		—	24,394
James M. Chadwick(1)	21,522	—	1.372		—	22,894
Frederick H. Schneider, Jr.	31,500	—	6,765		—	38,265
Steven G. Murdock(1)	24,538	—	194	(5)	—	24,732
Vernon L. Fotheringham(2)	22,500	—	7,930		—	22,500
Michael P. Hoopis(2)	22,500	—	7,930		—	22,500

(1)          Includes pro-rata portion of fees for time period served on Board of Directors.

(2)          Messrs. Fotheringham and Hoopis resigned from the Board of Directors effective December 15, 2006.

(3)          The amounts reported in column (d) above reflect the aggregate dollar amounts recognized for financial statement reporting purposes with respect to Fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used in connection with the stock options reported in column (d) above, please see the discussion of stock and option awards contained in Note 3 “Summary of Significant Accounting Policies—Stock Based Compensation” and Note 10 “Stock Incentive Plan” to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report filed on Form 10-K for Fiscal 2007, which note is incorporated herein by reference.

(4)          As described above, we granted each of our Non-Employee Directors (other than Messrs. Fotheringham and Hoopis, who resigned from the Board of Directors prior to the grant date, and Messrs. Sonkin and Chadwick, who joined the Board pursuant to the Settlement Agreement described above and were granted options on June 13, 2006 at the time they joined the Board) an award of 5,000 stock options in connection with the Company’s Annual Meeting on January 31, 2007. The exercise price of each stock option awarded had a value equal to the closing price of the Company’s Common Stock on the grant date ($2.76 on January 31, 2007 and $2.79 on June 13, 2006). The grant date value for the options dated January 31, 2007 was $9,000 and for the options dated June 13, 2006 was $7,648. See footnote (3) above for the assumptions used to value these awards in the table.

(5)          In connection with Mr. Murdock’s resignation as the Company’s President, CEO and Secretary effective May 8, 2006, all Mr. Murdock’s then current outstanding stock options were cancelled.  The 5,000 options set forth in the table represent stock options Mr. Murdock received on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders and his position as a Non-Employee Director.  Information regarding Mr. Murdock’s compensation as a Named Executive Officer is presented in the “Summary Compensation Table – Fiscal 2007.”

The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of February 28, 2007. No Non-Employee Director had any stock awards outstanding on February 28, 2007.

Director	Number of Shares Subject to Outstanding Option Awards as of 6/1/07
Harry L. Casari	73,000	(3)
Timothy C. McQuay	73,000	(3)
Paul D. Sonkin	5,000
James M. Chadwick	5,000
Frederick H. Schneider, Jr.	10,000
Steven G. Murdock(1)	5,000
Vernon L. Fotheringham(2)	0
Michael P. Hoopis(2)	0

(1)          In connection with Mr. Murdock’s resignation as the Company’s President, CEO and Secretary effective May 8, 2006, all Mr. Murdock’s then current outstanding stock options were cancelled. The 5,000 options set forth in the table represent stock options Mr. Murdock received on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders and his position as a Non-Employee Director. Information regarding Mr. Murdock’s compensation as a Named Executive Officer is presented in the “Summary Compensation Table—Fiscal 2007.”

(2)          Messrs. Fotheringham and Hoopis resigned from the Board on December 15, 2006. All outstanding stock options have been subsequently cancelled.

(3)          The numbers in the table represent the actual number of stock options outstanding as of June 1, 2007. The numbers include (and have been reduced by) the number of options exercised by Mr. Casari (5,000 options exercised) and Mr. McQuay (5,000 options exercised).

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company strongly encourages attendance by each incumbent Director and each nominee to the Board at its Annual Meeting of Stockholders. All Board members and nominees attended the Company’s 2006 Annual Meeting of Stockholders.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on Proposal No. 1 is required for approval of Proposal No. 1.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of all of the above nominees.

Committees and Meetings of the Board of Directors

The standing committees of the Board of Directors consist of a Compensation Committee, a Nominating and Governance Committee and an Audit Committee During Fiscal 2007, the Board of Directors held twelve (12) meetings. All directors attended 75% or more in the aggregate of the total meetings of the Board of Directors and the total meetings of the Committees of the Board of Directors on which they served. All the Company’s directors attended the fiscal 2006 Annual Meeting of Stockholders. No member of any Committee is either an officer or employee of the Company and, with the exception of Mr. Murdock, who is a member of the Nominating and Governance Committee, each of the members of each Committee is “independent” as defined by the NASDAQ Global Select Market listing standards and applicable law.

Compensation Committee.

The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company. As of February 28, 2007, the Compensation Committee was comprised of Messrs. Sonkin (Chairman), Casari and McQuay. During Fiscal 2007, members of the Compensation Committee also included Mr. Hoopis, who served as Chairman until his resignation from the Board effective December 15, 2006, and Mr. Schneider, who served as a member of the Compensation Committee from March 22, 2006 to December 15, 2006. The Compensation Committee responsibilities are set forth in the Company’s Amended and Restated Compensation Committee Charter, last amended by the Board of Directors as of April 20, 2004 (the “Compensation Committee Charter”). A copy of the Company’s Compensation Committee Charter is available on the Company’s website at www.meade.com. During Fiscal 2007, the Compensation Committee held seven (7) meetings.

All members of the Compensation Committee must be independent directors (as determined by the Board) under the independence requirements of the NASDAQ Global Select Market listing standards and applicable law, and must qualify as nonemployee directors under Rule 16b-3 and outside directors under Internal Revenue Code Section 162(m) and applicable law. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two (2) Board members. At all times during Fiscal 2007, the Compensation Committee consisted of at least three (3) Board members, each of whom the Board has affirmatively determined satisfies these independence requirements. Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•       establish the general compensation policies of the Company, specifically, reviewing and approving the compensation of the Company’s Chief Executive Officer, as well as reviewing the compensation of the Company’s other executive officers and key employees;

•       evaluate the Chief Executive Officer’s performance (and, in consultation with the Chief Executive Officer, evaluate the other executive officers’ performance) in connection with each person’s goals and objectives;

•       set executive officers’ compensation levels based on such evaluations and other factors deemed appropriate, including the Company’s performance and relative stockholder return, the value of incentive awards to executive officers at comparable companies and the awards given to the Company’s officers in past years

•       oversee and approve the grant of awards, including options and restricted shares or other awards under the Company’s 1997 Stock Incentive Plan, as amended (the “1997 Plan”);

•       oversee the Company’s employee benefit plans;

•       review and approve significant employment, separation, severance and other contracts having any compensatory effect or purpose;

•       review and assist the Board in developing succession plans for executive officers;

•       review and recommend to the Board appropriate director compensation programs for non-employee directors;

•       develop and periodically assess the Compensation Committee’s compensation policies;

•       have express authority to retain and terminate any compensation consulting firm used to evaluate executive or director compensation, including to approve the consulting firm’s fees and other retention terms;

•       review and reassess the adequacy of the Compensation Committee Charter as the Committee deems necessary and recommend any proposed changes to the Board for approval and publish the Compensation Committee Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee;

•       timely prepare and approve the compensation discussion and presentation to be included in the Company’s annual proxy statement; and

•       perform any other activities consistent with the Charter.

The Board has delegated authority to the Compensation Committee to grant equity-based awards (including stock options and/or restricted stock) to employees of the Company. Equity-based awards to all officers, including those subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are made by the Compensation Committee. As indicated above, pursuant to the Compensation Committee Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our senior executive officers (including all of the Named Executive Officers). The Compensation Committee has, in the past, retained the services of a compensation consulting firm. In addition, from time to time, management has consulted with its own outside advisors to assist in analyzing and preparing recommendations to the Compensation Committee regarding compensation programs and levels.

Generally, our Chief Executive Officer, after consultation with legal counsel when appropriate, recommends to the Compensation Committee the salary, annual bonus and long-term compensation levels for senior officers, including the other Named Executive Officers, in accordance with the Amended and Restated Compensation Committee Charter. The Chief Executive Officer works closely with legal counsel, together with input from the Human Resources Department when deemed appropriate, in order to establish recommendations for the Compensation Committee regarding the compensation package for the members of senior management, including the Named Executive Officers. Other Named Executive Officers, such as the Company’s Chief Financial Officer, periodically provide financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Our other executive officers, including the other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other members of senior management.

Compensation Committee Report on Executive Compensation

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee has certain duties and powers as described in the Compensation Committee Charter. The Compensation Committee is currently composed of the three (3) Non-Employee Directors named at the end of this report each of whom is independent as defined by the NASDAQ Global Select Market listing standards and applicable law.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s 2007 Annual Report on Form 10-K filed with the SEC.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Paul D. Sonkin (Chairman)
Timothy C. McQuay
Harry L. Casari

Nominating and Governance Committee.

As of February 28, 2007, the Nominating and Governance Committee was comprised of Messrs. McQuay (Chairman), Chadwick and Murdock. During Fiscal 2007, members of the Nominating and Governance Committee also included Mr. Fotheringham, who served as Chairman until March 22, 2006 at which time Mr. McQuay joined the Committee as Chairman, Mr. Hoopis, who served as a member of the Nominating and Governance Committee until his resignation from the Board effective December 15, 2006, and Mr. Casari, who served as a member of the Nominating and Governance Committee until December 15. 2006. As set forth in the Company’s Amended and Restated Nominating and Governance Committee Charter, the Nominating and Governance Committee’s functions include establishing criteria for selecting new directors, identifying individuals qualified to become Board members, selecting or recommending director nominees and developing and recommending corporate governance principles for the Company. The Nominating and Governance Committee will consider stockholder proposals for nominees to the Board of Directors. For the procedures related to such stockholder proposals please see “Other Matters—Matters Presented By Stockholders.” A copy of the Company’s Amended and Restated Nominating and Governance Committee Charter is available on the Company’s website at www.meade.com. During Fiscal 2007 the Nominating and Governance Committee held four (4) meetings.

Criteria the Nominating and Governance Committee uses in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of independence required by the NASDAQ Global Select Market listing standards and applicable law. While the Nominating and Governance Committee does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Committee is guided by the following principles: (a) each director should be an individual of high character and integrity; (b) each director should be accomplished in his or her respective field, with superior credentials and recognition; (c) each director should have relevant expertise and experience, and be able to offer advice and guidance to management based on that expertise and experience; (d) each director should have sufficient time available to devote to the affairs of the Company; (e) each director should represent the long-term interests of the stockholders as a whole; and (f) each director should be selected such that the Board represents a diversity of backgrounds and experience. The Nominating and Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of the Board, and recommend the slate of directors to be nominated for election at the next Annual Meeting of Stockholders. The Nominating and Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

Audit Committee.

As of February 28, 2007, the Audit Committee was comprised of Messrs. Schneider (Chairman), Casari and Chadwick. During Fiscal 2007, members of the Audit Committee also included Messrs. Hoopis and Fotheringham, who served as members of the Audit Committee until their resignation from the Board effective December 15, 2006. In addition, as of March 22, 2006, Mr. Schneider replaced Mr. Casari as the Chairman of the Audit Committee. The Board of Directors has determined that Messrs. Schneider and Casari have accounting and related financial management expertise within the meaning of the NASDAQ Global Select Market listing standards and qualify as “audit committee financial experts” within the meaning of the SEC regulations. The Board of Directors has also determined that each of the members of this Committee is an “independent director” as defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. and meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. As set forth in the Company’s Second Amended and Restated Audit Committee Charter, the Audit Committee’s functions include reviewing the financial reporting process, the Company’s internal control systems, the audit process and the Company’s process for monitoring compliance with laws and regulations, and recommending to the Board of Directors the engagement of and determining the independence of the Company’s independent accountants. A copy of the Company’s Second Amended and Restated Audit Committee Charter is available on the Company’s website at www.meade.com. During Fiscal 2007 the Audit Committee held thirteen (13) meetings.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and reviewing the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During Fiscal 2007, the Audit Committee met and held discussions with management and the Company’s independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for Fiscal 2007 with management and the independent accountants.

The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61. The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees.” The Committee discussed with the independent accountants the accounting firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the Audit Committee discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended February 28, 2007 filed with the SEC.

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Frederick H. Schneider, Jr. (Chairman)
Harry L. Casari
James M. Chadwick.

Relationship With Independent Accountants

Effective February 24, 2006, the Company dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company for the past two fiscal years ending February 29, 2004 and

February 28, 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change the Company’s independent registered public accounting firm was made by the Audit Committee. In connection with the audits of the Company’s financial statements for each of the two fiscal years ending February 29, 2004 and February 28, 2005, and in the subsequent interim period from March 1, 2005 through and including February 24, 2006, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference to the matter in their reports on the financial statements for such years.

During the two fiscal years ending February 29, 2004 and February 28, 2005, and in the subsequent interim period from March 1, 2005 through and including February 24, 2006, there were no “reportable events” as that term is described in Item 304 (a)(1)(v) of Regulation S-K.

Subsequent to the dismissal of PricewaterhouseCoopers LLP, the Company engaged the accounting firm of Moss Adams LLP as its new independent registered public accounting firm. The Company did not consult with Moss Adams LLP during the two fiscal years ended February 29, 2004 and February 28, 2005, or during the subsequent interim period from March 1, 2005 through and including February 24, 2006, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements.

A letter from PricewaterhouseCoopers LLP to the SEC dated March 2, 2006 was attached as Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the SEC on March 2, 2006.

The Audit Committee has appointed Moss Adams LLP to continue as the Company’s independent registered public accounting firm for the Fiscal Year ending February 29, 2008 (“Fiscal 2008”).

Fees Paid to Independent Auditors

The Company was billed an aggregate of approximately $168,000 and $595,000 by PricewaterhouseCoopers LLP for professional services for the interim period from March 1, 2005 through February 24, 2006 and the fiscal year ended February 28, 2007, respectively. The Company was billed an aggregate of approximately $390,000 and $562,000 by Moss Adams LLP for professional services for the interim period from February 25, 2006 through February 28, 2006 and the fiscal year ended February 28, 2007, respectively. The table below sets forth the components of these aggregate amounts.

Type of Fee	2/28/07	2/28/07	3/01/05 to 2/24/06	2/25/06 to 2/28/06
	PWC	MA	PWC	MA
Audit Fees — professional services rendered for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s Form 10-Qs	—	368,000	66,000	262,000
Audit-Related Fees — services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including reviews of registration statements filed with the SEC	23,000	—	—	86,000
Tax Fees — professional services rendered for tax compliance, tax consulting and tax	159,000	18,000	82,000	42,000
All Other Fees — related primarily to fees related to the Company’s internal investigation of its stock option grant practices	413,000	176,000	20,000	—

Audit Committee Pre-Approval Policies and Procedures.

The Charter for the Audit Committee of the Board of Directors establishes procedures for the Audit Committee to follow to pre-approve auditing services and non-auditing services to be performed by the Company’s independent auditors. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. The charter prohibits the Company from retaining its independent auditors to perform specified non-audit functions, including bookkeeping; financial information systems design and implementation; appraisal or valuation services; fairness opinions or contribution-in-kind reports; actuarial services; and internal audit outsourcing services. The Audit Committee pre-approved all of the non-audit services provided by the Company’s independent auditors during Fiscal 2007.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Moss Adams LLP has served as the Company’s independent registered public accounting firm since February 2006 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for Fiscal 2008. In the event that ratification of this selection is not approved by a majority of the shares of Common Stock of the Company represented at the Annual Meeting in person or by proxy and entitled to vote on the matter, the Audit Committee and the Board of Directors will review the Audit Committee’s selection of an independent registered public accounting firm.

Representatives of Moss Adams LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement at the Annual Meeting if they so desire and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for Fiscal 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of June 1, 2007, for (i) each person who beneficially owned more than 5% of the Common Stock, (ii) each of the directors and Named Executive Officers (as defined in the “Compensation Discussion and Analysis” section below) and (iii) all directors and executive officers as a group. Except as otherwise indicated, beneficial ownership includes voting and investment power with respect to the shares shown.

Security Ownership Table

	Amount and
	Nature of	Percent
	Beneficial	of
Name and Address	Ownership	Class
Hummingbird Management, LLC(1)	3,053,336	15.17%
Dimensional Fund Advisors Inc.(2)	1,731,321	8.60%
Steven L. Muellner(3)(4)	177,122	*
Harry L. Casari(3)(5)	76,533	*
Steven G. Murdock(3)(6)	1,381,000	6.86%
Timothy C. McQuay(3)(7)	68,333	*
Frederick H. Schneider, Jr.(3)(8)	6,666	*
Paul D. Sonkin(3)(9)	3,138,768	15.59%
James M. Chadwick(3)(10)	743,459	3.69%
Brent W. Christensen(3)(11)	365,051	1.78%
Mark D. Peterson(3)(12)	355,523	1.73%
Robert L. Davis(3)(13)	220,282	1.08%
Kenneth W. Baun(3)(14)	320,882	1.56%
Paul E. Ross(3)(15)	60,484	*
Donald W. Finkle(3)(16)	—	*
Meade Instruments Corp. Employee Stock Ownership Plan(3)(17)	1,205,822	5.99%
All current directors and executive officers as a group (11 persons)(18)	6,153,529	29.29%

                 * Less than 1%

       (1) According to a Schedule 13D, dated as of January 17, 2007, filed with the Securities and Exchange Commission, Hummingbird Management, LLC (f/k/a Morningside Value Investors, LLC), a Delaware limited liability company (“Hummingbird”), has sole voting power as to 3,053,336 of such shares, sole dispositive power as to 3,053,336 of such shares, shared voting power as to none of such shares and shared dispositive power as to none of such shares. Hummingbird, as investment manager, and Hummingbird Capital LLC, as general partner, may be deemed to have sole voting and investment authority over 841,722 shares of Common Stock owned by The Hummingbird Value Fund, L.P., 888,336 shares of Common Stock owned by The Hummingbird Microcap Value Fund, L.P., and 1,323,278 shares of Common Stock owned by The Hummingbird Concentrated Fund, L.P. Paul D. Sonkin, managing member and control person of Hummingbird (“Sonkin”), has sole voting and dispositive power as to an additional 40,666 shares of Common Stock and shared dispositive power as to an additional 43,100 shares which if included with the 3,053,336 shares listed above would result in a total of 3,137,102 shares or 15.58% of the total outstanding Common Stock. See footnote 9 below. The mailing address of Hummingbird is 460 Park Avenue, 12th Floor, New York, NY 10022.

       (2) According to a Schedule 13G, dated as of February 1, 2007, filed with the Securities and Exchange Commission, Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”), has sole voting power as to 1,731,321 of such shares, sole dispositive power as to 1,731,321 of such shares, shared voting power as to none of such shares and shared dispositive power as to none of such shares. Dimensional is an Investment Advisor under Section 13d-1(b)(1)(ii)(E) of the Exchange Act. The mailing address of Dimensional is 1299 Ocean Avenue, Santa Monica, CA 90401.

       (3) The address for all directors and executive officers of the Company and the Company’s Employee Stock Ownership Plan (“ESOP”) Committee is c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, CA 92618.

       (4) Includes 175,000 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007 and 2,122 shares allocated to Mr. Muellner’s ESOP account as an ESOP participant. Mr. Muellner’s ESOP shares are not vested. Excludes 1,205,822 shares held by the ESOP. Mr. Muellner is a member of the ESOP Committee and, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,205,822 shares owned by the ESOP were included, Mr. Muellner would be deemed to beneficially own 1,382,944 shares, or 6.79%. See footnotes 17 and 18 below.

       (5) Includes 66,333 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007.

       (6) Includes 1,361,000 shares held by Steven G. Murdock, as Trustee of the Steven G. Murdock Trust u/a/d August 16, 2001.

       (7) Includes 66,333 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007.

       (8) Includes 6,666 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007.

       (9) Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007. Includes 3,053,336 shares held by Mr. Sonkin, as managing member and control person of Hummingbird. Also includes 40,666 shares of Common Stock held in Mr. Sonkin’s and his wife Ms. Sonkin’s IRA Accounts and 43,100 shares of Common Stock held in IRA Accounts of various other parties for which Mr. Sonkin has dispositive power but disclaims beneficial ownership. See footnote 1 above.

(10) Includes 1,666 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007. Includes 741,793 shares held by Mr. Chadwick, as co-managing member of Chadwick Capital Management LLC, a Delaware limited liability company and the general partner of Monarch Activist Partners LP, a Delaware limited partnership.

(11) Includes 309,444 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007 and 10,219 shares subject to a resticted share grant that was accelerated in connection with Mr. Christensen’s Executive Severance Agreement. Also includes 2,016 shares held by Mr. Christensen in an IRA account and 33,373 shares allocated to Mr. Christensen’s ESOP account as an ESOP participant. Mr. Christensen’s ESOP shares are fully vested.

(12) Includes 314,444 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007 and 7,761 shares subject to a resticted share grant that was accelerated in connection with Mr. Peterson’s Executive Severance Agreement. Also includes 2,016 shares held by Mr. Peterson in an IRA account and 21,393 shares allocated to Mr. Peterson’s ESOP account as an ESOP participant. Mr. Peterson’s ESOP shares are fully vested.

(13) Includes 183,113 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007. Also includes 12,210 shares held by Mr. Davis in an IRA account and 14,959 shares allocated to Mr. Davis’ ESOP account as an ESOP participant. Mr. Davis’ ESOP shares are fully vested.

(14) Includes 305,882 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007 and 5,000 shares subject to a restricted stock award, dated May 24, 2005, which includes a three-year term time-based as well as a performance-based restriction schedule. Also includes 30,108 shares held by Mr. Baun in an IRA account and 32,124 shares allocated to Mr. Baun’s ESOP account as an ESOP participant. Mr. Baun’s ESOP shares are fully vested.

(15) Includes 60,484 shares subject to a restricted stock award, dated March 19, 2007 which includes a four -year term time-based vesting schedule. Mr. Ross will be an ESOP participant for the 2007 calendar year. Mr. Ross is a member of the ESOP Committee and, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. Excludes 1,205,822 shares held by the ESOP. Mr. Ross is a member of the ESOP Committee and, other than as a participant beginning in the 2007 calendar year, disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,205,822 shares owned by the ESOP were included, Mr. Ross would be deemed to beneficially own 1,266,306 shares, or 6.27%. See footnotes 17 and 18 below.

(16) Mr. Finkle was employed by the Company on August 16, 2006 and will be an ESOP participant for the 2007 calendar year.

(17) Includes both allocated and unallocated shares owned by the ESOP. Unallocated shares (as well as allocated shares for which the ESOP has not received voting instructions) are voted by the trustee of the ESOP, Wells Fargo Bank, N.A. (the “Trustee”), as directed by the ESOP Committee. Each participant in the ESOP is entitled to direct the Trustee as to how to vote shares allocated to his or her ESOP account, irrespective of whether the participant’s shares are vested. Any allocated shares of Common Stock for which participants do not provide voting instructions are voted by the Trustee in the manner directed by the ESOP Committee. The ESOP Committee is comprised of Mr. Muellner and Mr. Ross. Each of the members of the ESOP Committee, other than as a participant, disclaims beneficial ownership of any of the shares owned by the ESOP. The Trustee’s address is 4365 Executive Drive, Suite 1700, San Diego, CA 92121-2130.

(18)   Included in this total of all executive officers and directors as a group as of June 1, 2007 are all directors of the Company as set forth herein, Mr. Paul E. Ross, the Company’s Senior Vice President—Finance and CFO, Mr. Donald W. Finkle, the Company’s Senior Vice President—Operations, Mr. Robert L. Davis, the Company Senior Vice President—Sales, and Mr. Kenneth W. Baun, the Company’s Senior Vice President—Engineering. Excluded from this total as executive officers as of June 1, 2007 are Mr. Christensen and Mr. Peterson. Includes 806,659 shares subject to options that are currently exercisable or will become exercisable on or before July 31, 2007, 5,000 shares subject to a restricted stock award, dated May 24, 2005, which includes a three-year term time-based as well as a performance-based restriction schedule, and 60,484 shares subject to a restricted stock award, dated March 19, 2007, which includes a four-year term time-based restriction schedule. Also includes 12,210 shares held by Messrs. Davis in an IRA account. Also includes 2,122, 16,694 and 32,124  shares allocated to Messrs. Muellner’s, Davis’ and Baun’s ESOP accounts, respectively, as ESOP participants. Messrs. Davis’ and Baun’s ESOP shares are fully vested; Messrs. Muellner’s ESOP shares are not vested. Excludes 1,205,822 shares held by the ESOP. Messrs. Muellner and Ross are members of the ESOP Committee and, other than as a participant, each disclaims beneficial ownership of any of the shares owned by the ESOP. If the 1,205,822 shares owned by the ESOP were included, all directors and officers as a group would be deemed to beneficially own 7,359,351 shares, or 35.03%. See footnotes 4 through 17 above.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of the compensation awarded to, earned by or paid to our principal executive and principal financial officers during the Fiscal 2007 (including both our current and former CEO), and the three other executive officers of the Company for Fiscal 2007. These individuals are collectively referred to as the “Named Executive Officers” in this Proxy Statement.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board of Directors. None of the Named Executive Officers is a member of the Compensation Committee. As contemplated by the Charter of the Compensation Committee, the base salary, annual bonus and long-term compensation awards of the Company’s Chief Executive Officer are set by the Compensation Committee. The Chief Executive Officer makes recommendations to the Compensation Committee regarding the base salary, annual bonus and long-term compensation awards for the other Named Executive Officers. Our Chief Executive Officer may work with other Named Executive Officers, such as the Chief Financial Officer or General Counsel, in formulating recommendations for, and providing certain financial and other information to, the Compensation Committee in order to assist in determining appropriate compensation levels for senior management. Our other officers, including the other Named Executive Officers, do not currently participate in determining or recommending the form or amount of compensation paid to our Named Executive Officers or our other members of senior management.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•       Competition.   The Company should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•       Alignment with Stockholder Interests.   A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•       Pay for Performance.   A substantial portion of compensation should be tied to individual performance.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits, Employee Stock Ownership Plan (“ESOP”) benefits, and severance protection for certain actual or constructive terminations of a Named Executive Officer’s employment or a change in control of the Company.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives
Annual Cash Incentive Opportunity	• Hold executives accountable for performance (both personal performance and company performance)
• Attract, retain and motivate qualified executives
Long-Term Share-Based Incentives	• Align executives’ interests with those of stockholders
• Hold executives accountable for performance (primarily company performance)
• Attract, retain and motivate qualified executives
401(k) Retirement Benefits	• Attract, retain and motivate qualified executives
ESOP Benefits	• Attract, retain and motivate qualified executives
Severance and Other Benefits Upon Termination of Employment or Change of Control	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, 401(k) retirement benefits, ESOP benefits, and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance (both personal performance and company performance), although we also believe it helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for the immediately preceding fiscal year. Long-term equity incentives are generally paid out or earned over a longer-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities. From time to time, the Compensation Committee has retained independent compensation consultants to obtain and evaluate current executive compensation data for similarly situated companies. Consistent with our compensation philosophies described above, our goal is to provide each Named Executive Officer with a current executive compensation program that is competitive in light of the compensation paid to comparable executives at similarly situated companies. In determining the appropriate levels of compensation to be paid to Named Executive Officers, we may consider amounts realized from prior compensation.

Current Executive Compensation Program Elements

Base Salaries

Each of the Company’s Named Executive Officers has an employment agreement so as to set forth the terms and conditions of the Company’s expectations for the Named Executive Officer during his employment with the Company. The employment agreements are also designed to determine, in advance, an appropriate compensation package during the Named Executive Officer’s employment term, and a fair and equitable severance package should that employment be terminated (See “Compensation Discussion and Analysis—Employment Agreements”).

The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first fiscal quarter of each year. In determining the appropriate Fiscal 2007 base salary for our Named Executive Officers, the Compensation Committee considered the base salary levels in effect for comparable executives at similarly situated companies, the experience and personal performance of such Named Executive Officers and the financial performance of the Company. The weight given to each of these factors generally differed from individual to individual, as the Compensation Committee deemed appropriate. Notwithstanding, given the performance of the Company over the last fiscal year, the Compensation Committee determined that no increases in base salary were given to any of the Named Executive Officers or other members of senior management.

The Compensation Committee recently reviewed each current executive officer’s base salary in connection with its overall review of the Company’s compensation package for the Fiscal 2008. In light of the Company’s financial performance during Fiscal 2007, the Compensation Committee determined, similar to the previous year, that no member of senior management, including all of the Named Executive Officers, would receive an increase in base salary in connection with the Company’s Fiscal 2008 compensation package.

Employment Agreements

Fiscal 2007 Compensation Package

For the 2007 fiscal year, each Named Executive Officer’s employment agreement, with the exception of Mr. Muellner and Mr. Finkle, who joined the Company in May and August 2006, respectively, was essentially identical, except for the base salary. The employment agreement for Messrs. Murdock (prior to his resignation from the Company in May 2006), Christensen, Peterson, and Davis included the following material terms and conditions: the employment agreements provided for the payment of an annual base salary ($450,000 for Mr. Murdock, $233,000 for Mr. Christensen, $291,000 for Mr. Peterson, and $268,500 for Mr. Davis). The amount of these base salaries was subject to review annually by the Compensation Committee. These Named Executive Officers were also entitled to participate in and were covered by all bonus, incentive and other employee health, insurance, 401(k), ESOP (if eligible under the terms of the ESOP), and other plans and benefits established for the employees of the Company. In addition, these employment agreements provided these Named Executive Officers with vacation benefits of three weeks per year, with a maximum accrued vacation not to exceed six weeks, and reimbursement of all business expenses. If the Company terminated one of these executive officers employment without cause, or if any of these Named Executive Officers terminated his employment under certain circumstances set forth in the employment agreement (for “good reason”), then such Named Executive Officer was entitled to a lump sum payment equal to one year’s aggregate salary and all benefits normally provided to such Named

Executive Officer (tax effected). The goal of these terms and conditions was to essentially put the Named Executive Officer in the same position, financially, as he would have been had such Named Executive Officer been employed under the same terms and conditions as immediately prior to the termination. If any of such Named Executive Officers was terminated for a disability, then he was entitled to receive 100% of his base salary (less any amount paid to such individual pursuant to any disability insurance or benefit plan provided by the Company) for up to 24 months. In the event of a change-in-control of the Company (as defined in the employment agreements), each such Named Executive Officer would have been entitled (at his option and regardless of whether or not he was terminated) to the greater of (i) 2.99 times his highest aggregate annual amount of compensation (including base salary, bonus and additional benefits) during the preceding three fiscal years or (ii) 2.99 times his base salary and additional benefits, including the full targeted amount of any bonus or incentive agreement for the year in which his resignation or discharge occurs, subject to certain voluntary reductions based on the maximum amount allowable without penalty under Section 280G of the Code. As partial consideration for these terms and conditions, each Named Executive Officer agreed to not compete with the Company or solicit its customers or employees, during the term of employment or for one year after termination of employment.

The employment arrangement for Mr. Muellner during Fiscal 2007 was set forth in the Offer Letter executed by and between the Company and Mr. Muellner, effective April 28, 2006, immediately preceding his commencement as the Company’s President and Chief Executive Officer. Pursuant to such employment arrangement, Mr. Muellner received a base salary of $350,000 and was also eligible for a bonus in addition to his base salary. The terms and conditions of this bonus are described in “Compensation Discussion and Analysis—Annual Performance Share (Bonus) Award—Fiscal Year 2007 Compensation Package.” Mr. Muellner was also eligible to participate in the Company’s ESOP. Mr. Muellner was eligible to participate in Meade’s group medical, dental, life insurance, vision and long-term disability plans, subject to the terms and conditions of such plans. Mr. Muellner was also entitled to three weeks paid vacation each twelve-month period with a maximum accrued vacation not to exceed six weeks. Under the terms of this employment arrangement, Mr. Muellner was employed by the Company at will and his employment relationship could be terminated by either Mr. Muellner or the Company at any time, with or without notice, and with or without cause; provided, however, that in the event his employment is terminated without cause, he would be entitled to receive a lump-sum payment equal to 50% of his annualized base salary, which increased to a lump-sum payment equal to 100% of his annualized base salary in the event he was terminated without cause after one year of service for the Company. In the event of a change in the control of the Company, if Mr. Muellner’s employment was subsequently terminated in connection with such change in control, he would be eligible to receive a lump-sum payment equal to that set forth above, pursuant to such terms.

The employment arrangement for Mr. Finkle during Fiscal 2007 was pursuant to an employment agreement by and between the Company and Mr. Finkle, effective August 16, 2006. Pursuant to such employment agreement, Mr. Finkle’s title was Senior Vice President—Operations and he received an annual base salary of $230,000 and was also eligible for a bonus target equal to 20% of his base salary. The terms and conditions of this bonus are described in “Compensation Discussion and Analysis—Annual Performance Share (Bonus) Award—Fiscal Year 2007 Compensation Package.” Mr. Finkle was eligible to participate in the Company’s ESOP. Mr. Finkle was eligible to participate in Meade’s group medical, dental, life insurance, vision and long-term disability plans, subject to the terms and conditions of such plans. Mr. Finkle was also entitled to three weeks paid vacation each twelve-month period with a maximum accrued vacation not to exceed six weeks. If the Company terminated Mr. Finkle without cause, he would be entitled to receive six monthly payments equal to his monthly salary, which increased to 12 monthly payments equal to his monthly salary in the event he was terminated without cause after one year of service for the Company. In the event of a change in the control of the Company, if Mr. Finkle’s employment was subsequently terminated in connection with such change in control, he would be eligible to receive payments equal to that set forth above, pursuant to such terms.

Fiscal 2008 Compensation Package

In an effort to continually improve and refine its compensation package for senior management of the Company, the Compensation Committee has developed and will enter into new employment agreements with all the executive officers of the Company for Fiscal 2008, except Kenneth W. Baun, the Company’s Senior Vice President—Engineering, who became an executive officer at the commencement of Fiscal 2008. The new employment agreements (the “FY2008 Employment Agreements”) provide for the following terms and conditions: Each executive officer is entitled to the payment of an annual base salary equal to the following amounts: $350,000 for Mr. Muellner, $260,000 for Paul E. Ross (the Company’s Senior Vice President—Finance and CFO), $268,500 for Mr. Davis, and $230,000 for Mr. Finkle. The amount of these base salaries is subject to discretionary review annually by the Compensation Committee. The executive officers are also entitled to participate in and are covered by all bonus, incentive and employee health, insurance, 401(k), ESOP, and other plans and benefits established for the employees of the Company. In addition, the FY2008 Employment Agreement provides the executive officers with vacation benefits of three weeks per year, up to a maximum accrual of six weeks, and reimbursement of all business expenses. If the Company terminates the employment of one of these executive officers without cause, or if one of these executive officers terminates his employment for one of the following reasons: (A) a material diminution of authority, duties or responsibilities of the executive officer, (B) any reduction by the Company to the executive officer’s base salary (except within certain limits as set forth in the FY2008 Employment Agreement), or (C) the Company requires the executive officer to be based at any office or location which increases the distance from such executive officer’s home to the office or location by more than 45 miles from the distance in effect at the beginning of the term of the FY2008 Employment Agreement, then such executive officer will be entitled to an aggregate severance payment equal to: (x) 12 months base salary, (y) 50% of the executive officer’s target bonus amount, and (z) HMO level COBRA benefits for 12 months (collectively, the “Severance Payments”). The Severance Payments will be paid in 12 equal payments over a 12 month period. As partial consideration for the benefits set forth above, the executive officers agree to not compete with the Company, or solicit its customers or employees, during the term of employment and for 12 months after termination of employment.

In addition to the FY2008 Employment Agreements set forth above, one executive officer of the Company, Mr. Baun, will retain his existing employment agreement, previously entered into by and between the Company and Mr. Baun effective March 1, 2005 (the “Baun Employment Agreement”). The terms and conditions of the Baun Employment Agreement are as follows. Mr. Baun’s base salary is $217,000, and is subject to review annually by the Compensation Committee. Mr. Baun is also entitled to participate in and is covered by all bonus, incentive and employee health, insurance, 401(k), ESOP, and other plans and benefits established for the employees of the Company. In addition, the Baun Employment Agreement provides for vacation benefits of three weeks per year, up to a maximum accrual of six weeks, and reimbursement of all business expenses. If the Company terminates Mr. Baun’s employment without cause, or if Mr. Baun terminates his employment under certain circumstances set forth in the Baun Employment Agreement, then Mr. Baun is entitled to a lump sum payment equal to one year’s aggregate salary and all benefits normally provided to Mr. Baun (tax effected), including, without limitation, the bonus Mr. Baun would have received during the fiscal year in which he is terminated. The goal of the Baun Employment Agreement is to essentially put Mr. Baun in the same position, financially, as he would have been had he been employed under the same terms and conditions as immediately prior to the termination. If Mr. Baun is terminated for a disability, then he will also be entitled to receive 100% of his base salary (less any amount paid pursuant to any disability insurance or benefit plan provided by the Company) for up to 24 months. In the event of a change-in-control of the Company (as defined in the Baun Employment Agreement) in connection with a termination without cause of Mr. Baun’s employment within 12 months of such change in control, Mr. Baun will be entitled to the greater of (i) 2.99 times his highest aggregate annual amount of compensation (including base salary, bonus and additional benefits) during the preceding three fiscal years or (ii) 2.99 times his base salary and additional benefits, including the full targeted amount of any bonus or incentive agreement for the year in which his termination without cause occurs, subject to certain voluntary reductions based on the maximum amount allowable without penalty under Section 280G of the Internal Revenue Code. As partial consideration for the benefits set forth above, Mr. Baun agrees to not compete with the Company, or solicit its customers or employees, during the term of his employment and for 12 months after termination of employment.

Annual Performance Share (Bonus) Award

Fiscal 2007 Compensation Package

During Fiscal 2007 each of the Named Executive Officers, other than Mr. Muellner who joined the Company after the commencement of the fiscal year in May 2006, entered into a Performance Share (Bonus) Award Agreement with the Company, which entitled such officers to receive cash bonus awards equal to a targeted percentage of each individual’s respective base salary. The target amount for each Named Executive Officer was as follows: Mr. Murdock—50%, Mr. Christensen—50%, Mr. Peterson—50%, Mr. Davis—50%, and Mr. Finkle—20% of each such Named Executive Officer’s base salary, with a minimum bonus to be paid equal to 0% and a maximum bonus to be paid of two times (2X) the target amount. These cash bonus awards were granted pursuant to the Company’s 1997 Stock Incentive Plan and were intended to comply with the rules and regulations of Section 162(m) of the Internal Revenue Code (see “Section 162(m) Policy” below) (each a “Bonus Agreement”). Up to 80% of the amount to be paid pursuant to each Bonus Agreement was based on the Company achieving a certain pre-tax income target, with the exact amount determined by how much the Company exceeded or fell short of achieving that pre-tax income target. In addition, up to 20% of the amount to be paid pursuant to each Bonus Agreement was based on each respective Named Executive Officer achieving certain quantitative and qualitative financial and business objectives. The overall bonus amount to be paid was contingent upon the Company first meeting at least the minimum threshold pre-tax income target. If the Company did not meet this minimum pre-tax income target, the Named Executive Officers would not be eligible for any amount under the Bonus Agreement, regardless of whether or not any personal business objectives were achieved. In Fiscal 2007, the Company did not achieve the minimum pre-tax income target and accordingly, the Named Executive Officers (other than Mr. Muellner) were not eligible for any payment under the Bonus Agreements.

Because Mr. Muellner joined the Company in May 2006 after the commencement of the 2006 fiscal year, the Compensation Committee awarded Mr. Muellner a bonus agreement (the “Muellner Bonus Agreement”) that was substantially different from the Bonus Agreements in place for the other Named Executive Officers. The Muellner Bonus Agreement entitled Mr. Muellner to receive an award of restricted shares of the Company’s Common Stock with an aggregate market value (i.e., the number of shares granted multiplied by the closing price of the Company’s Common Stock on the last trading day of Fiscal 2007) from a minimum award amount of 0% up to a maximum award amount of 40% of Mr. Muellner’s base salary prorated for the amount of time Mr. Muellner was employed with the Company during Fiscal 2007. The award amount was based on Mr. Muellner’s level of achievement of certain personal qualitative and quantitative business objectives as determined by the Compensation Committee that related to the following factors: (i) Fiscal 2007 net revenue; (ii) inventory reduction during Fiscal 2007; (iii) consolidation of the Company’s Simmons and Coronado operations and facilities into the Company’s Irvine operations and facility and during Fiscal 2007; (iv) satisfaction of certain supply problems related to the Company’s Asian riflescope production; and (v) Mr. Muellner’s overall performance. At the conclusion of Fiscal 2007, the Compensation Committee reviewed Mr. Muellner’s and the Company’s performance against the objectives set forth in the Muellner Bonus Agreement. The Compensation Committee concluded that Mr. Muellner had satisfied 80% of the objectives set forth in the Agreement. Accordingly, Mr. Muellner was awarded with 38,946 restricted shares of the Company’s Common Stock pursuant to the terms and conditions of the Muellner Bonus Agreement.

Fiscal 2008 Compensation Package

For Fiscal 2008, the Compensation Committee has developed a new bonus agreement for each of the executive officers of the Company in an effort to hold each executive officer accountable for performance (both Company performance and personal performance) .. With the exception of position specific personal objectives, the Fiscal 2008 bonus agreements are nearly identical for each executive officer, including Mr. Muellner. Under the Fiscal 2008 bonus agreements, each executive officer will have the potential to earn a cash bonus equal to a percentage of their base salary, based on a combination of the Company’s financial performance and the individual’s performance measured against position specific objectives established by the person to whom each individual reports. Mr. Muellner’s Fiscal 2008 bonus agreement establishes a cash bonus target of 50% of Mr. Muellner’s base salary, with the opportunity to earn up to two times the bonus target. Each executive officer, other than Mr. Muellner, has a bonus target of 25% of his base salary, with the opportunity to earn up to two times his bonus target. The Company financial performance objectives for the Fiscal 2008 bonus agreements are based on the Company meeting or exceeding certain operating income targets for Fiscal 2008. After the Company financial performance objectives have been partially or fully met, each executive officer’s position specific personal objectives are determined. Such personal objectives are determined as a percentage of overall satisfaction (between 0% and 100%). This satisfaction percentage is then multiplied by the bonus amount that would have been achieved based solely on the Company’s financial performance. After considering both the Company’s financial performance objectives and the personal position specific objectives, each executive officer’s cash bonus can be calculated.

Long-Term Share-Based Incentive Awards

The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are in or valued by reference to our Common Stock. Prior to Fiscal 2006, the Company historically made annual equity incentive grants solely in the form of non-qualified stock options. In Fiscal 2006, the annual awards were granted in the form of restricted stock. The number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal performance in recent periods. The Compensation Committee may also take into account the number of unvested equity awards held by the Named Executive Officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers. Given the Company’s performance and the management and operational changes taking place in the Company during Fiscal 2007, the Company did not award any Named Executive Officers (other than Mr. Muellner in connection with his new employment as President and CEO and Mr. Finkle in connection with his new employment as Senior Vice President—Operations) any long term share based incentive awards, including stock options and restricted shares (see “Grants of Plan-Based Awards” Table).

Stock Options.   The Company has traditionally and intends to continue to make a portion of its long-term incentive awards to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for our executive officer as they generally vest over a four (4) year period following the grant date.

Restricted Stock.   In Fiscal 2006, the Company made a portion of its long-term incentive grants to Named Executive Officers in the form of restricted stock. Restricted stock represents Common Stock of the Company that is subject to a restriction until such time as a specified vesting requirement is satisfied. The Company has determined that at times it is advisable to grant restricted stock in addition to or in lieu of larger stock option grants in order to minimize stock expense to the Company and dilution. The restricted stock also functions as a retention incentive as the restrictions generally vest over a time period following the grant date. In Fiscal 2007, the Compensation Committee granted restricted stock in lieu of cash to Mr. Muellner in connection with the Muellner Bonus Agreement (see “Compensation Discussion and Analysis—Annual Performance Share (Bonus) Award—Fiscal Year 2007 Compensation Package”).

Employee Stock Ownership Plan

The Board of Directors adopted the Employee Stock Ownership Plan (“ESOP”) effective March 1, 1996, as amended and restated effective January 1, 1999, as amended. The purpose of the ESOP is to enable participating employees to share in the growth and prosperity of the Company and to provide an opportunity for participating employees to accumulate capital for their future economic advantage by receiving beneficial ownership of the Company’s Common Stock in proportion to their relative compensation, subject to certain limits. The ESOP is intended to be a stock bonus plan that is qualified under Section 401(a) of the Internal Revenue Code (the “Code”). Currently, all domestic employees who have completed at least six months of service with, and who work a minimum of 1,000 hours a year for, the Company are eligible to participate in the ESOP. Generally, a participant becomes fully vested in contributions to the ESOP upon completion of three years of service with the Company or its affiliates. Under the Company’s ESOP, the Company matches 100% (in the form of Common Stock) of the amount deferred by employees under the 401(k) Plan, up to 4% of each employee’s annual compensation, subject to certain limits as regulated by the Code. This matching contribution vests according to the provisions of the Company’s ESOP.

Distributions from the ESOP are generally made to vested participants following termination of employment, but in certain circumstances, the ESOP allows vested participants to receive in-service distributions of up to 50% of the aggregate shares allocated to a vested participant’s account. Shares of Common Stock allocated to participants’ accounts are voted in the manner directed by such participants, irrespective of whether the participants’ shares are vested. The ESOP Committee directs the voting of unallocated shares and shares for which participants do not provide voting instructions.

401(k) Plan

The Company maintains a 401(k) Plan which is qualified under Section 401(k) of the Internal Revenue Code for all employees of the Company who have completed at least six months of service with the Company and are at least 21 years of age. The 401(k) Plan is designed for all eligible employees to save for retirement on a tax-deferred basis. Eligible employees may contribute up to 15% of their annual compensation up to a maximum amount allowed under the Code. Other than through the ESOP as set forth above, the 401(k) Plan does not currently include an employer match provision (see “Employee Stock Ownership Plan”).

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers with certain severance protections. For Named Executive Officers, our philosophy is that severance should only be payable upon certain terminations of a Named Executive Officer’s Employment Agreement with the Company. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Named Executive Officers with severance benefits in a change in control situation. For all Named Executive Officers of the Company (other than Mr. Muellner who joined the Company in May 2006 and Mr. Finkle who joined the Company in August 2006), the Company in the past has provided change in control severance benefits equal to approximately three times the Named Executive Officer’s prior annual compensation (for a more complete description of this prior change in control severance arrangement, see “Current Executive Compensation Program Elements—Employment Agreements—Fiscal Year 2007 Compensation Program”).

In connection with the termination of the Fiscal 2007 Employment Agreements with each of the Named Executive Officers as described herein, and the employment of several new executive officers during the fiscal year, the Compensation Committee has developed new Employment Agreements for the Named Executive Officers (see “Current Executive Compensation Program Elements—Employment Agreements—Fiscal Year 2008 Compensation Program”). Because we continue to believe that the Named Executive Officers should receive change in control severance benefits if their employment is constructively or actually terminated in connection with a change in control, the severance benefits paid to a Named Executive Officer in a change in control situation under the new Fiscal 2008 Employment Agreements will result in a payment equal to that paid to the Named Executive Officer in the event of a termination without cause or for “good reason” as defined in such agreements.

In addition to the severance benefits the Named Executive Officers are entitled to receive pursuant to an Employment Agreement, under the terms of our 1997 Plan, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control of the Company, and such outstanding awards will not be continued or assumed following the transaction, then, like all other employees, Named Executive Officers may receive immediate vesting of their outstanding long-term incentive compensation awards (see “1997 Stock Incentive Plan”). Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or stock options, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, Mr. Casari was a Committee member during all of Fiscal 2007. Messrs. Sonkin (Chairman) and McQuay were appointed as Committee members by the Company’s Board of Directors on December 15, 2006. During fiscal 2007, members of the Compensation Committee also included Mr. Hoopis, who served as Chairman until his resignation from the Board effective December 15, 2006, and Mr. Schneider, who served as a member of the Compensation Committee from March 22, 2006 to December 15, 2006. No member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during Fiscal 2007.

SUMMARY COMPENSATION TABLE—FISCAL 2007

The following table presents information regarding compensation of our Named Executive Officers for services rendered during Fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(i)		(j)
Steven L. Muellner (2)	2007	275,962	—	—	283,438	(4)	—	5,784	(6)	565,184
Steven G. Murdock (3)	2007	147,117	—	10,397	—	(3)	—	485,525	(7)	643,039
Brent W. Christensen	2007	233,000	35,000	27,500	21,248		—	346,176	(8)	662,924
Mark D. Peterson	2007	291,000	—	27,500	21,248		—	399,455	(9)	739,203
Robert L. Davis	2007	268,500	—	27,500	21,248		—	371,072	(10)	688,320
Donald W. Finkle (11)	2007	117,654		—	21,644	(5)	—	50,173	(12)	167,827

        (1) The amounts reported in Columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal 2007 Year-End.” For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see the discussion of equity incentive awards contained in Note 3 “Summary of Significant Accounting Policies—Stock Based Compensation” and Note 10 “Stock Incentive Plan” to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2007 Annual Report on Form 10-K, which note is incorporated herein by reference.

        (2) Mr. Muellner joined the Company as the President and CEO effective May 8, 2007. The salary amount shown in the table represents the pro-rata portion of his salary for Fiscal 2007.

        (3) Mr. Murdock resigned as the Company’s President, CEO and Secretary effective May 8, 2007. The salary amount shown in the table represents the pro-rata portion of his salary for Fiscal 2007. In connection with Mr. Murdock’s resignation, all Mr. Murdock’s then current outstanding stock options were cancelled.  Mr. Murdock received 5,000 options on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders in his position as a Non-Employee Director.  Information regarding Mr. Murdock’s compensation as  a Non-Employee Director is not included in the table above but is presented in the “Equity Awards to Non-Employee Directors” table.

        (4) Mr. Muellner was granted 500,000 stock options on May 8, 2006 pursuant to the Company’s 1997 Plan and an additional 200,000 stock options also granted May 8, 2006 granted outside the 1997 Plan and subject to stockholder approval in connection with the commencement of his employment. Such stock options were approved by the stockholders of the Company on January 31, 2007.

        (5) Mr. Finkle was granted 100,000 stock options on August 16, 2006 pursuant to the Company’s 1997 Plan in connection with the commencement of his employment with the Company.

        (6) Includes $4,965 for ESOP shares allocated to Mr. Muellner’s ESOP (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $819 for life insurance premium payments paid on behalf of Mr. Muellner.

        (7) Includes $375,000 in severance during fiscal 2007 pursuant to an Executive Severance Agreement, dated as of May 17, 2006. A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.” Also includes $105,000 in consulting payments paid during Fiscal 2007, $620 for life insurance premium payments paid on behalf of Mr. Murdock, $3,405 for COBRA payments paid on behalf of Mr. Murdock and approximately $1,500 for cellular phone expenses paid on behalf of Mr. Murdock.

        (8) Includes $9,434 for ESOP shares allocated to Mr. Christensen’s ESOP (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $450 for life insurance premium payments paid on behalf of Mr. Christensen. Also included $336,292 paid pursuant to an Executive Severance Agreement entered into in connection with the termination of Mr. Christensen’s Employment Agreement dated February 28, 2007. A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”

        (9) Includes $9,434 for ESOP shares allocated to Mr. Peterson’s ESOP account (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $306 for life insurance premium payments paid on behalf of Mr. Peterson. Also included $389,715 paid pursuant to an Executive Severance Agreement entered into in connection with the termination of Mr. Peterson’s Employment Agreement dated February 28, 2007. A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”

  (10) Includes $8122 for ESOP shares allocated to Mr. Davis’ ESOP account (determined using the closing price of the Company’s Common Stock on February 28, 2007) and $300 for life insurance premium payments paid on behalf of Mr. Davis. Also included $362,650 paid pursuant to an Executive Severance Agreement entered into in connection with the termination of Mr. Davis’ Employment Agreement dated February 28, 2007. A detailed description of the nature and amounts of these payments is found below under “Severance Agreements.”

  (11) Mr. Finkle joined the Company on August 16, 2006 as the Senior Vice President—Operations. The salary amount shown in the table represents the pro-rata portion of his salary for Fiscal 2007.

(12)     Includes $50,000 provided to Mr. Finkle in connection with his relocation at the commencement of his employment with the Company and $173 for life insurance premium payments paid on behalf of Mr. Finkle.

Compensation of Named Executive Officers

The Summary Compensation Table—Fiscal 2007 above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers during Fiscal 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives consisting of stock options and, in Fiscal 2006, restricted shares. Named Executive Officers also were paid the other benefits listed in column (i) of the Summary Compensation Table—Fiscal 2007, as further described in Footnotes 7, 8, 9, 10, 11, and 13 to the table.

The Summary Compensation Table—Fiscal 2007 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided below. The Grants of Plan-Based Awards in Fiscal 2007 table set forth below, and the description of the material terms of any stock options awarded in Fiscal 2007 provides information regarding the long-term equity incentives awarded to Named Executive Officers. The Outstanding Equity Awards at Fiscal 2007 Year-End and Option Exercises and Stock Vested in Fiscal 2007 tables below provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, each of the Named Executive Officers is employed pursuant to an employment agreement or arrangement. As a result, their base salary and other employment terms and conditions are fixed by contract. (See “Employment Agreements” above for a description of the terms and conditions of each Named Executive Officer’s employment agreement or arrangement, as well as the terms and conditions of each Named Executive Officer’s Fiscal 2008 employment agreement. As discussed above, in light of the Company’s financial performance during the Fiscal 2006, and consistent with the Company’s philosophy that a substantial portion of each Named Executive Officer’s compensation should be contingent on the Company’s performance, the Compensation Committee determined not to increase any of the base salaries of Named Executive Officers during Fiscal 2007.

In addition, given the disappointing financial results for the Company during Fiscal 2006, and the continued financial challenges and management changes during Fiscal 2007, the Compensation Committee determined not to award any equity awards during Fiscal 2007 to the Named Executive Officers (other than at the commencement of employment for Messrs. Muellner and Finkle). The Company believed that given the existing equity award position of each of the Named Executive Officers remaining with the Company, and the changes taking place in senior management, it was appropriate to balance the Company’s goals of aligning the interests of executive officers and stockholders and providing predictable benefit amounts that reward an executive officer’s continued service with tying financial performance to financial reward.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2007

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during Fiscal 2007 under the Company’s 1997 Stock Incentive Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Stock Awards: Number of Shares of	All Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)(3)	Target ($)	Maximum ($)	Stock or Units (#)	Options (#)	Awards ($/Sh)	Awards ($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
Steven L. Muellner	5/08/06	(1)	—	—	—	—	500,000	2.89	995,000
	5/08/06	(2)	—	—	—	—	200,000	2.89	398,000
	10/18/06	(3)	—	—	—	38,946 (3)	—	—	77,892
Steven G. Murdock(4)	3/01/06		0	225,000	450,000	—	—	—	—
Brent W. Christensen(4)	3/01/06		0	116,500	233,000	—	—	—	—
Mark D. Peterson(4)	3/01/06		0	145,500	291,000	—	—	—	—
Robert L. Davis(4)	3/01/06		0	134,250	268,500	—	—	—	—
Donald W. Finkle(4)	8/16/06		0	24,900	48,900	—	100,000	2.33	160,000

(1)             Mr. Muellner was awarded a grant of 500,000 stock options on May 8, 2006, the first day of his employment with the Company, pursuant to the 1997 Plan. The stock options were priced at the fair market value on the date of grant.

(2)             Mr. Muellner was awarded a grant of 200,000 stock options on May 8, 2006, the first day of his employment with the Company, which were granted outside of the 1997 Plan and were subject to stockholder approval. The stock options were priced at the fair market value on the date of grant. The grant was subsequently approved by the stockholders of the Company on January 31, 2007 in connection with the Annual Meeting of Stockholders of the Company.

(3)             For fiscal 2007 Mr. Muellner was granted a Performance Share Award Agreement pursuant to which Mr. Muellner was entitled to receive restricted shares of the Company’s Common Stock upon Mr. Muellner satisfying certain personal growth objectives set forth in the Agreement. Upon satisfaction of such personal objectives, Mr. Muellner was entitled to receive an award of restricted shares with an aggregate market value (i.e., the number of shares granted multiplied by the closing price of the Company’s Common Stock on the last trading day of Fiscal 2007) from a minimum award amount of 0% up to a maximum award amount of 40% of Mr. Muellner’s base salary for the fiscal year pro-rated for the amount of time Mr. Muellner was employed with the Company during Fiscal 2007. The restricted shares granted pursuant thereto are subject to a six (6) month restriction period, after which such restricted shares will be vested and exercisable in full. Any restricted shares granted to Mr. Muellner pursuant thereto were granted to Mr. Muellner on June 1, 2007.

(4)             Granted pursuant to Performance Share Award Agreements based upon the Company achieving certain pre-tax income results and the Named Executive Officer achieving certain qualitative and quantitative personal performance objectives. Due to the Company’s financial performance during Fiscal 2007, no amount was awarded to the Named Executive Officers pursuant to the Performance Share Award Agreements.

(5)             Granted pursuant to a Performance Share Award Agreement pursuant to which Mr. Finkle was entitled to receive a cash award target of 20% of his base salary (pro-rated for the period of time he was an employee during Fiscal 2007) based upon the Company achieving certain pre-tax income results and Mr. Finkle achieving certain qualitative and quantitative personal performance objectives. Due to the Company’s financial performance during Fiscal 2007, no amount was awarded to Mr. Finkle pursuant to the Performance Share Award Agreement.

Description of Plan-Based Awards

Performance Share Award (Bonus) Agreements

During Fiscal 2007, each Named Executive Officer (other than Mr. Muellner who joined the Company after the commencement of the fiscal year in May 2006) was awarded a Performance Share Award (Bonus) Agreement with the Company, which entitled such officers to receive cash bonus awards equal to a targeted percentage of each individual’s respective base salary. The target award amount for Messrs. Christensen, Peterson and Davis was 50% of such officer’s base salary, with a minimum bonus to be paid equal to 0% and a maximum bonus to be paid of 100%. The target award amount for Mr. Finkle was 20% of Mr. Finkle’s base salary, with a minimum bonus to be paid equal to 0% and a maximum bonus to be paid of 40% . The Performance Share Award (Bonus) Agreements were granted pursuant to, and under the terms and conditions of, the 1997 Plan. See “Current Executive Compensation Program Elements—Performance Share Award (Bonus) Agreements—Fiscal 2007 Compensation Program.”

Stock Option Awards

Given the financial performance of the Company during Fiscal 2006, and the management changes taking place during Fiscal 2007, with the exception of Messrs. Muellner and Finkle in connection with the commencement of their employment, no Named Executive Officers were granted stock options during Fiscal 2007. In connection with Mr. Muellner’s employment with the Company, Mr. Muellner was awarded a total of 700,000 stock options, dated May 8, 2006, Mr. Muellner’s first date of employment. These stock options were all priced at fair market value on the date of grant. The fair market value is equal to the closing price of a share of Common Stock of the Company on the NASDAQ Global Select Market on the applicable grant date. The stock options were granted to Mr. Muellner in two separate grants: (i) 500,000 stock options were granted under and pursuant to the terms and conditions of the 1997 Plan, and (ii) 200,000 stock options were granted outside of the 1997 Plan and were subject to stockholder approval. This grant was subsequently approved by the stockholders of the Company on January 31, 2007 in connection with the Annual Meeting of Stockholders. In connection with Mr. Finkle’s employment with the Company, Mr. Finkle was awarded a total of 100,000 stock options, dated August 16, 2006, Mr. Finkle’s first date of employment. These stock options were all priced at fair market value on the date of grant. All of the stock options granted to Messrs. Muellner and Finkle are subject to a four (4) year vesting schedule, with 25% of the option vesting each year on the anniversary date of the grant date. Once vested, each stock option will generally remain exercisable until its normal expiration date. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of employment.

Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of employment. Stock option recipients generally have three (3) months to exercise the vested portion of the stock options following a termination of employment. This period is extended to twelve (12) months if the termination is on account of death or permanent disability. However, if employment is terminated by the Company for “cause,” generally all outstanding stock options (whether vested or unvested) will immediately terminate.

The stock options granted to Messrs. Muellner and Finkle during Fiscal 2007 do not include any dividend or dividend equivalent rights.

Restricted Shares

Given the financial performance of the Company during Fiscal 2006, and the management changes taking place during Fiscal 2007, with the exception of Mr. Muellner, no Named Executive Officers were granted restricted shares during Fiscal 2007. In connection with Mr. Muellner’s Performance Share Award Agreement, Mr. Muellner was awarded a total of 38,946 restricted shares (see Footnote (3) to the “Grants of Plan Based Awards in Fiscal 2007” table above).

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of February 28, 2007, including the vesting dates for the portions of these awards that have not vested as of that date.

	Option Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price	Option Grant	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Stock Award Grant	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	Date	(#)	Date	($)(3)
(a)	(b)	(c)	(e)	(f)	(g)	(j)	(i)	(k)
Steven L. Muellner	125,000 (5)	375,000	2.89	5/8/07	5/7/17	—	—	—
	50,000 (5)	150,000	2.89	5/08/07	5/07/17
Steven G. Murdock(4)	—	—	—	—	—	—	—	—
Brent W. Christensen	50,000	—	3.5000	04/14/97	04/13/07	10,000 (6)	5/24/05	23,400 (6)
	20,000	—	3.6250	07/11/97	07/10/07
	20,000	—	4.4375	01/28/98	01/27/08
	40,000	—	4.6875	08/18/98	08/17/09
	70,000	—	5.3125	03/31/99	03/30/09
	40,000	—	5.0000	01/09/01	01/08/11
	60,000	—	2.3100	03/05/02	03/04/12
	40,000	—	2.8600	04/02/03	04/01/13
	44,444	5,556	3.0500	06/03/04	06/02/14
Totals	384,444	5,556
Mark D. Peterson(7)	70,000	—	3.8125	08/18/97	08/17/07	—	—	—
	20,000	—	4.4375	01/28/98	01/27/08
	40,000	—	4.6875	08/18/98	08/17/09
	70,000	—	5.3125	03/31/99	03/30/09
	40,000	—	5.0000	01/09/01	01/08/11
	60,000	—	2.3100	03/05/02	03/04/12
	40,000	—	2.8600	04/02/03	04/01/13
	44,444	5,556	3.0500	06/03/04	06/02/14
Totals	384,444	5,556
Robert L. Davis(8)	10,000	—	12.1250	12/22/99	12/21/09	—	—	—
	30,000	—	11.0625	03/03/00	03/02/10
	40,000	—	5.0000	01/09/01	01/08/11
	60,000	—	2.3100	03/05/02	03/04/12
	40,000	—	2.8600	04/02/03	04/01/13
	44,444	5,556	3.0500	06/03/04	06/02/14
Totals	224,444	5,556
Donald W. Finkle	—	100,000	2.3300	08/16/06	08/15/16	—	—	—

              (1)  Unless otherwise noted, each stock option grant reported in the table above was granted under, and is subject to, the Company’s 1997 Plan. Unless otherwise noted, the option expiration date shown in column (g) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable options shown in column (c) above are also unvested and will generally terminate if the Named Executive Officer’s employment terminates. The exercisable options shown in column (b) above, and any unexercisable options shown in column (c) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within three months after the date of termination of employment. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for cause or misconduct (as determined under the 1997 Plan). The options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company.

              (2)  The stock awards held by our Named Executive Officers may be subject to accelerated vesting in connection with certain changes in control of the Company and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail under “Long Term Share Based Incentive Awards” and “Potential Payments Upon Termination or Change in Control” and under “Severance Agreements.” Except as otherwise indicated in those sections, unvested stock awards will generally be forfeited if a Named Executive Officer’s employment terminates.

              (3)  The market or payout value of stock awards reported in column (k) is computed by multiplying the number of restricted shares reported in column (j) by $2.34, the closing market price of our common stock on February 28, 2007, the last trading day of 2007.

              (4)  Mr. Murdock resigned as the Company’s President, CEO and Secretary effective May 8, 2007. In connection with Mr. Murdock’s resignation, all Mr. Murdock’s then current outstanding stock options were cancelled. Mr. Murdock received 5,000 options on January 31, 2007 in connection with the Company’s Annual Meeting of Stockholders in his position as a Non-Employee Director. Information regarding Mr. Murdock’s compensation as  a Non-Employee Director is not included in the table above but is presented in the “Equity Awards to Non-Employee Directors” table.

              (5)  Mr. Muellner was granted 500,000 stock options on May 8, 2006 pursuant to the Company’s 1997 Plan and an additional 200,000 stock options also granted May 8, 2006 granted outside the 1997 Plan and subject to stockholder approval in connection with the commencement of his employment. Such stock options were approved by the stockholders of the Company on January 31, 2007.

              (6)  In connection with Mr. Christensen’s resignation as Senior Vice President—Finance and CFO, Mr. Christensen’s restricted share award continued to vest until June 1, 2007, Mr. Christensen’s final date of employment. Accordingly, 10,000 restricted shares vested as of May 24, 2007 and an additional 219 restricted shares vested as of June 1, 2007.

              (7)  Pursuant to Mr. Peterson Executive Severance Agreement, all outstanding stock options as of February 28, 2007 for the grants made to Mr. Peterson on March 5, 2002, April 2, 2003 and June 3, 2004 will remain outstanding until December 31, 2007, or such later date as may determined by Compensation Committee of the Board (but in no event later than the original termination date). All other previously granted stock options were cancelled pursuant to the terms of the 1997 Plan and Mr. Peterson’s Executive Severance Agreement. In addition with the termination of Mr. Peterson’s previously granted restricted share award continued to vest until February 28, 2007, Mr. Peterson’s final date of employment. Accordingly, 7,761 restricted shares vested as of February 28, 2007 and the remaining 12,239 were cancelled as of that date.

              (8)  In connection with the termination of Mr. Davis’ Employment Agreement, all unvested restricted shares previously granted to Mr. Davis were cancelled. In addition, all previously granted stock options were cancelled pursuant to the terms of the 1997 Plan and his Executive Severance Agreement.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

The following table presents information regarding the exercise of stock options by Named Executive Officers during Fiscal 2007, and on the vesting during Fiscal 2007 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
(a)	(b)	(c)	(d)	(e)
Steven L. Muellner	—	—	—	—
Steven G. Murdock	—	—	20,000	53,800
Brent W. Christensen(4)	—	—	10,000	26,900
Mark D. Peterson(5)	—	—	17,761	45,061
Robert L. Davis	—	—	10,000	26,900
Donald W. Finkle	—	—	—	—

(1)          The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options.

(2)          These restricted shares are part of a grant made to the senior officers of the Company effective May 24, 2005. Such grant was subject to a three year vesting schedule (or certain performance targets which were not achieved). The total amount granted to each Named Executive Officer was as follows: Mr. Murdock—60,000 restricted shares, Mr. Christensen—30,000 restricted shares, Mr. Peterson—30,000 restricted shares, and Mr. Davis—30,000 restricted shares.

(3)          The dollar amounts shown in column (e) above for restricted stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s Common Stock on the vesting date (May 24, 2006). See Footnote (5) below.

(4)          Pursuant to Mr. Christensen’s Executive Severance Agreement, effective February 28, 2007, Mr. Christensen will receive an additional 10,219 restricted shares of the original 30,000 total grant (representing the pro-rata portion of the remaining restricted shares from May 25, 2006 to June 1, 2007, Mr. Christensen’s final date of employment. Mr. Christensen will receive such shares after the end of Fiscal 2007 and are therefore not included in the table. The remaining 9,781 restricted shares were cancelled.

(5)          Pursuant to Mr. Peterson’s Executive Severance Agreement, effective February 28, 2007, Mr. Peterson will receive an additional 7,761 restricted shares of the original 30,000 total grant

(representing the pro-rata portion of the remaining restricted shares from May 25, 2006 to February 28, 2007, Mr. Peterson’s final date of employment. Mr. Peterson will receive such shares after the end of Fiscal 2007 but was entitled to such shares as of February 28, 2007. For calculation purposes the closing price of the Company’s Common Stock on February 28, 2007 was used to value the 7,761 shares. The remaining 12,239 restricted shares were cancelled as of February 28, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that have been paid or may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on February 28, 2007 or the actual date of termination and that the price per share of the Company’s Common Stock is equal to the closing price per share on February 28, 2007 or the date of actual termination. For Messrs. Murdock, Christensen, Peterson and Davis, the following section describes the benefits that have become payable to each such Named Executive Officer under an Executive Severance Agreement entered into with the Company in connection with the termination of each such Named Executive Officer’s Employment Agreement.

In addition to the change in control and termination benefits described below, outstanding share-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal 2007 Year-End,” “1997 Stock Incentive Plan,” and “Severance and Other Benefits Upon Termination of Employment or Change in Control” sections. For Mr. Muellner, the closing price of the Company’s common stock was less than the exercise price of all stock options granted to Mr. Muellner resulting in no value in connection with the accelerated vesting of such stock options. For Mr. Finkle, the closing price of the Company’s common stock was $0.01 higher than the exercise price of all stock options granted to Mr. Finkle resulting in an aggregate value of $1,000. For Messrs. Murdock, Christensen, Peterson and Davis, the treatment of all stock options previously granted to such executive officers under the Company’s 1997 Plan is covered below under the description of these Named Executive Officers’ severance arrangements.

Change of Control Benefits with Named Executive Officers Other than Mr. Muellner and Mr. Finkle

As indicated in the description of each Named Executive Officer’s employment arrangement, the Company has entered into a termination and change of control arrangement with each Named Executive Officer other than Messrs. Muellner and Finkle. The agreements are substantially similar and provide for certain benefits to be paid to the Named Executive Officers in connection with a termination and/or change of control of employment with the Company under the circumstances described below.

Change of Control Benefits with Mr. Muellner and Mr. Finkle

In connection with employment of Mr. Muellner as the Company’s President and CEO and Mr. Finkle as the Company’s Senior Vice President—Operations, the Company entered into an employment arrangements with Mr. Muellner and Mr. Finkle as of the commencement of their employment. See “Current Executive Compensation Program Elements—Employment Agreements—Fiscal Year 2007 Compensation Program” for a description of the change in control benefits payable to Mr. Muellner and Mr. Finkle in the event of their termination in connection a change in control event. In addition, because we continue to believe that the Named Executive Officers should receive change in control severance benefits if their employment is constructively or actually terminated in connection with a change in control event, the severance benefits paid to all Named Executive Officer in a change in control event under the new Fiscal 2008 Employment Agreements will result in a payment equal to that paid to the Named Executive Officer in the event of a termination without cause or for “good reason” as defined in such agreements.

The following table lists the Named Executive Officers that were not subject to an Executive Severance Agreement during Fiscal 2007 and the estimated amounts they would have become entitled to if terminated on February 28, 2007 under the change of control provision of their employment arrangements with the Company.

Name	Estimated or Actual Value of Cash Payment ($)	Estimated or Actual Value of Health Care Coverage Continuation ($)
(a)	(b)	(c)
Steven L. Muellner(1)	175,000	—
Donald W. Finkle(2)	115,000	—

(1)          Pursuant to Mr. Muellner’s employment arrangement with the Company effective during Fiscal 2007, Mr. Muellner was entitled to a severance payment equal to six months base salary up to the time Mr. Muellner had been employed by the Company for 12 months, at which time Mr. Muellner would be entitled to a severance payment equal to 12 months base salary. Mr. Muellner was employed by the Company in May 2006 and therefore for calculation of the amount set forth in the table, a six month amount was used.

(2)          Pursuant to Mr. Finkle’s employment agreement with the Company effective during Fiscal 2007, Mr. Finkle was entitled to a severance payment equal to six months base salary up to the time Mr. Finkle had been employed by the Company for 12 months, at which time Mr. Finkle would be entitled to a severance payment equal to 12 months base salary. Mr. Finkle was employed by the Company in August 2006 and therefore for calculation of the amount set forth in the table, a six month amount was used.

Severance Agreements

On January 20, 2006, the Company announced that Steven G. Murdock was resigning as President, Chief Executive Officer and Secretary upon the naming of his successor. Mr. Murdock’s resignation became effective on May 8, 2006 at which time Steven L. Muellner joined the Company as President and Chief Executive Officer. In connection with Mr. Murdock’s resignation, the Company and Mr. Murdock entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Murdock severance in the amount of $450,000. This severance amount was payable in installments over a one-year period. In addition, the Company agreed to pay Mr. Murdock’s COBRA premiums or otherwise provide continued medical coverage for the three-year period following his resignation date. In addition, the parties agreed that all of Mr. Murdock’s outstanding stock options would terminate as of the resignation date, that 20,000 shares of common stock subject to a restricted stock award granted to Mr. Murdock that were scheduled to vest on May 24, 2006 would be deemed vested as of the date of Mr. Murdock’s resignation, and that the remaining 40,000 shares subject to the restricted stock award would terminate as of that date. The value of such 20,000 restricted shares for financial statements reporting purposes was $53,800 in Fiscal 2007. Mr. Murdock also agreed to act as a consultant to the Company through May 7, 2008. In exchange for such consulting services, the Company agreed to pay Mr. Murdock $140,000 for the first twelve months following May 8, 2006, and $20,000 for the second twelve months thereafter. The Executive Severance Agreement contains a general release of claims by

Mr. Murdock and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Murdock must comply certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non- solicitation of employees provision. In addition to the Executive Severance Agreement referred to above, the Company and Mr. Murdock entered into a Registration Rights Agreement, pursuant to which the Company agreed to register for resale by Mr. Murdock, all of the shares of the Company’s Common Stock owned by Mr. Murdock. In addition, the Company agreed, subject to certain limits set forth in the Registration Rights Agreement, to pay for the expenses related to the registration of such shares.

On December 15, 2006, the Company announced that due to continued right sizing efforts the Company was eliminating its general counsel position and terminating the Employment Agreement of Mark D. Peterson, the Company’s Senior Vice President, General Counsel and Secretary effective February 28, 2007. In connection with the termination of Mr. Peterson’s Employment Agreement, the Company and Mr. Peterson entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Peterson a payment equal to one year’s base salary ($291,000) and the tax effected cash equivalent of all additional benefits that Mr. Peterson was entitled to receive during a one year period, including, without limitation, COBRA payments, life and disability insurance, and ESOP payments ($98,715). In addition, the Company agreed to accelerate the vesting of the pro-rata portion of 10,000 shares of common stock subject to a restricted stock award granted to Mr. Peterson that were scheduled to vest on May 24, 2007 (7,761 shares at a value of $18,160 based on the closing price of the Company’s Common Stock on February 28, 2007). The remaining 12,239 shares subject to the restricted stock award terminated as of February 28, 2007. In addition, the Company agreed that 144,444 stock options previously granted to Mr. Peterson would continue to remain outstanding. All other options would be cancelled pursuant to the terms and conditions of the Settlement Agreement. Mr. Peterson agreed to continue to act as a consultant to the Company. The Executive Severance Agreement contains a general release of claims by Mr. Peterson and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Peterson must comply with certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non- solicitation of employees provision.

On March 6, 2006, the Company announced the resignation of Brent W. Christensen as the Company’s Senior Vice President—Finance and CFO, effective February 28, 2007. In connection with the termination of Mr. Christensen’s Employment Agreement, the Company and Mr. Christensen entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Christensen a payment equal to one year’s base salary ($233,000) and the tax effected cash equivalent of all additional benefits that Mr. Christensen was entitled to receive during a one year period, including, without limitation, COBRA payments, life and disability insurance, and ESOP payments ($103,292). In addition, the Company agreed to accelerate the vesting of the 10,000 shares of common stock subject to a restricted stock award that were scheduled to vest on May 24, 2007 as well as the pro-rata portion of 10,000 shares scheduled to vest on May 24, 2008 (totaling 10,219 shares at a value of $23,912 based on the closing price of the Company’s Common Stock on February 28, 2007). The remaining 9,781 shares subject to the restricted stock award terminated as of June 1, 2007. All options previously granted to Mr. Christensen would be cancelled pursuant to the terms and conditions of the Settlement Agreement. Mr. Christensen agreed to continue to act an at-will employee for the Company until June 1, 2007. The Executive Severance Agreement contains a general release of claims by Mr. Christensen and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Christensen must comply with certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non- solicitation of employees provision.

On March 6, 2006, the Company announced that the Company terminated its Employment Agreement with Robert L. Davis as the Company’s Senior Vice President—Sales, effective February 28, 2007. In connection with the termination of Mr. Davis’ Employment Agreement, the Company and Mr. Davis entered into an Executive Severance Agreement pursuant to which, among other matters, the Company agreed to pay Mr. Davis a payment equal to one year’s base salary ($268,500) and the tax effected cash equivalent of all additional benefits that Mr. Davis was entitled to receive during a one year period, including, without limitation, COBRA payments, life and disability insurance, and ESOP payments ($94,146). All options previously granted to Mr. Davis and all restricted shares not then vested would be cancelled pursuant to the terms and conditions of the Settlement Agreement. Mr. Davis continues to function as the Senior Vice President—Sales for the Company. The Executive Severance Agreement contains a general release of claims by Mr. Davis and a covenant not to sue and provides that, as a condition to the severance benefits described above, Mr. Davis must comply with certain provisions of the Executive Severance Agreement, such as confidentiality and a twelve (12) month non-compete, and non- solicitation of employees provision.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

See “Potential Payments upon Termination or Change in Control—Severance Agreements” above for a description of the Executive Severance Agreements by and between the Company and certain of its Named Executive Officers.

The Company’s Certificate of Incorporation, as amended (the “Certificate”) authorizes the Company to provide indemnification of the Company’s directors and officers, and the Company’s Amended and Restated Bylaws (the “Bylaws”) require the Company to indemnify its directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Certificate and Bylaws limit the liability of directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

BENEFIT PLANS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires that the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers, and greater than 10% stockholders are required by the SEC to furnish the Company with copies of the reports they file.

Based solely on its review of the copies of such reports and written representations from certain reporting persons, the Company believes that except that a late Form 4 report that was filed for Mr. Muellner on May 12, 2006 reporting a transaction that occurred on May 8, 2006, all directors, executive officers and other Section 16(a) filing persons complied with all filing requirements applicable to them with respect to transactions during the 2007 fiscal year. The Form 4 filing referenced above was filed in connection with Mr. Muellner’s initial grant of 500,000 non-qualified stock options which were granted on his first date of employment. Mr. Muellner’s Initial Report on Form 3 was filed on a timely basis.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2007, containing audited consolidated balance sheets as of February 28, 2006 and February 28, 2007, and the related consolidated statements of income, of stockholders’ equity, and of cash flows for the three years ended February 28, 2007, accompanies this Proxy Statement. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy soliciting material. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended February 28, 2007, which the Company has filed with the SEC. Copies of exhibits to the Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Company’s Investor Relations Department, c/o Meade Instruments Corp., 6001 Oak Canyon, Irvine, California 92618. The Annual Report on Form 10-K is also available on the Company’s website at www.meade.com.

CORPORATE GOVERNANCE

The Company has adopted a Code of Ethical Standards and Business Practices that applies to all of the Company’s employees, including its Chief Executive Officer, Chief Financial Officer, and other financial personnel. The Code of Ethical Standards is designed to deter wrongdoing and to promote, among other things, (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosures, and (iii) compliance with applicable governmental laws, rules and regulations. The Code of Ethical Standards and Business Practices is available on the Company’s website at www.meade.com. If the Company makes any substantive amendments to the Code of Ethical Standards and Business Practices or grants any waiver, including any implicit waiver, from a provision of the Code to its Chief Executive Officer, Chief Financial Officer or other executive officers, it will disclose the nature of such amendment or waiver on its website.

Stockholders may communicate with our Board of Directors care of the Corporate Secretary, Meade Instruments Corporation, 6001 Oak Canyon, Irvine, California 92618. All communications to the entire Board or to any individual member of the Board will be opened and screened for security purposes. All communications that relate to matters that are within the scope of the responsibilities of the Board will be forwarded. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as consumer complaints, will be forwarded to the appropriate officer. Any items not forwarded pursuant to this policy will be made available to any director who requests them. To communicate to the Audit Committee issues or complaints regarding questionable accounting, internal accounting controls or auditing matters, you may place an anonymous, confidential, toll free call in the United States to our Corporate Governance Hotline at (888) 541-4708. This hotline is accessible 24 hours a day, 7 days a week, 365 days a year.

OTHER MATTERS

Matters Presented By Management

At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Matters Presented By Stockholders

The Company’s Bylaws contain certain advance notice procedures which stockholders must follow to submit proposals for consideration at future stockholder meetings, including the nomination of persons for election as directors. Such items of business must be submitted in writing to the Secretary of the Company at the Company’s Headquarters (address shown on Page 1 of this Proxy Statement) and must be received not less than 60 days nor more than 90 days prior to the scheduled Annual Meeting date. Thus, unless the Company discloses a change in the scheduling of the next Annual Meeting, July 10, 2008, stockholder proposals for consideration at that meeting must be received by the Secretary of the Company by May 11, 2008. If the scheduled meeting date is changed and the Company does not provide at least 70 days’

advance notice or public disclosure of the change, then stockholders have until the close of business on the 10th day after the date the Company gave notice or publicly disclosed the changed date of the Annual Meeting in which to submit proposals. In addition, the notice must meet all requirements contained in the Company’s Bylaws. Stockholders may contact the Secretary of the Company at the Company’s Headquarters for a copy of the relevant Bylaw provision regarding requirements for making stockholder proposals and nominating director candidates.

Proposals of Stockholders to be Included in Proxy Materials

For stockholder proposals to be considered for inclusion in the proxy materials for the Company’s 2008 Annual Meeting of Stockholders, they must be received by the Secretary of the Company no later than February 16, 2008.

Proposals of Stockholders for Board Membership

The Nominating and Governance Committee will consider written proposals from stockholders for nominees to the Board of Directors provided such stockholders (i) have no conflict-of-interest, as determined by the Nominating and Governance Committee, and (ii) beneficially own at least five percent (5%) of the Company’s outstanding common stock as determined in accordance with Regulation 13D-G of the Exchange Act. Nominations should be submitted to the Nominating and Governance Committee, c/o the Corporate Secretary, and should include the following: (a) a brief biographical description of the proposed nominee (including his or her occupation for at least the last five years), and a statement of his or her qualifications, taking into account the factors used by the Committee in evaluating possible candidates, as described in the Amended and Restated Charter of the Nominating and Governance Committee; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock beneficially owned by such stockholders(s); (c) a statement detailing any relationship between the proposed nominee and the Company or any customer, supplier or competitor of the Company; (d) detailed information about any relationship or understanding between the nominating stockholder(s) and the proposed nominee; and (e) the proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving on the Board of Directors if elected. Nominations must be submitted in the time frame described in the Company’s Bylaws (as described herein). Nominees recommended by stockholders in accordance with these procedures will receive the same consideration given to nominees of management, the Board of Directors and the Nominating and Governance Committee.

By Order of the Board of Directors

Paul E. Ross
Senior Vice President—Finance and CFO
Irvine, California
June 15, 2007

MEADE INSTRUMENTS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul E. Ross as proxy with full power of substitution, to vote all shares of Common Stock of Meade Instruments Corp. (the “Company”) held of record by the undersigned on May 21, 2007, the record date with respect to this solicitation, at the Annual Meeting of Stockholders of the Company to be held at the Company’s headquarters at 6001 Oak Canyon, Irvine, CA 92618, beginning at 10:00 A.M., local time on July 12, 2007, and at any adjournment thereof, upon the following matters:

PLEASE SIGN AND DATE AND RETURN THE PROXY CARD

PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued and to be signed on the reverse side)

Please Detach Here

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope

DETACH PROXY CARD HERE

The Board of Directors recommends a vote FOR the nominees listed below and FOR proposal 2.

1.	ELECTION OF DIRECTORS

	☐ FOR the nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees

Nominees: Steven L. Muellner, Paul D. Sonkin, Steven G. Murdock, Harry L. Casari, Timothy C. McQuay, Frederick H. Schneider, Jr., and James M. Chadwick

One-year term expiring at the 2008 Annual Meeting of Stockholders

(Authority to vote for any nominee named above may be withheld by lining through that nominee’s name.)

2.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	OTHER MATTERS

In his discretion, the proxy is authorized to vote upon such business as may properly come before the meeting and at any adjournment thereof.

	☐ MARK HERE FOR CHANGE OF ADDRESS AND NOTE BELOW	☐	MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted for proposal (1) above, and as said proxy deems advisable on such other matters as may properly come before the Annual Meeting or at any adjournments thereof. If any nominee listed in proposal (1) declines or is unable to serve as a director, then the person named as proxy shall have full discretion to vote for any other person designated by the Board of Directors.

Dated:	, 2007

Signature

Signature

(Your signature(s) should conform to your name(s) as printed hereon. Co-owners should all sign.).